UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PIER 1 IMPORTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

May 17, 2010

Dear Shareholder:

The board of directors and management cordially invite you to attend Pier 1 Imports’ annual meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, June 29, 2010, at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102. The formal notice of the annual meeting of shareholders and proxy statement are attached. Please read them carefully. We are pleased to offer a live webcast of the annual meeting at www.pier1.com by linking through the “Investor Relations” page and then the “Events” page.

Pier 1 Imports has chosen to furnish its proxy statement and annual report to its shareholders over the Internet, as allowed by the rules of the Securities and Exchange Commission. Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials, lower Pier 1 Imports’ expenses associated with this process, and eliminate unnecessary printing and paper usage. As a shareholder of Pier 1 Imports, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the proxy statement and annual report on the Internet. The Notice will also instruct you how to vote your shares over the Internet. Shareholders who would like to receive a paper copy of the Pier 1 Imports proxy statement and annual report, free of charge, should follow the instructions on the Notice. Shareholders who request paper copies will also receive a proxy card or voting instruction form to allow them to vote their shares by mail in addition to over the Internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your shares by following the instructions in the Notice. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. See the response to the question “How do I vote?” in the proxy statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the annual meeting?” in the proxy statement for our procedures for admission to the meeting.

Sincerely,

Alexander W. Smith	Michael R. Ferrari
President and Chief Executive Officer	Chairman of the Board

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 29, 2010

Notice is hereby given that the annual meeting of shareholders of Pier 1 Imports, Inc., a Delaware corporation (“Pier 1 Imports”), will be held on Tuesday, June 29, 2010, at 10:00 a.m., local time, at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102 for the following purposes, as more fully described in the accompanying proxy statement:

(1)	to elect as directors the five nominees named in the attached proxy statement to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	to vote on a proposal to approve an amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to authorize an additional 3,500,000 shares of Pier 1 Imports’ common stock to the plan and to extend the term of the plan for five years;

(3)	to vote on a proposal to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011;

(4)	to vote on a shareholder proposal, if properly presented at the meeting; and

(5)	to transact any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on April 30, 2010 are entitled to receive notice of, to attend, and to vote their shares at, the annual meeting.

Pier 1 Imports is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. Pier 1 Imports believes that this process allows us to provide you with the information you need while lowering the costs associated with the annual meeting. You are cordially invited to attend the annual meeting in person. However, to ensure that your vote is counted at the annual meeting, please vote as promptly as possible.

By order of the board of directors,

Michael A. Carter

Senior Vice President and General Counsel,

Secretary

May 17, 2010

Fort Worth, Texas

PIER 1 IMPORTS, INC.

100 Pier 1 Place

Fort Worth, Texas 76102

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 29, 2010

Questions and Answers Regarding the Proxy Statement and Annual Meeting

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Pier 1 Imports has elected to provide access to its proxy materials over the Internet or, upon your request, has delivered printed versions of these materials to you by mail. These materials are being provided in connection with Pier 1 Imports’ solicitation of proxies for use at the annual meeting of shareholders, to be held on Tuesday, June 29, 2010 at 10:00 a.m. local time or at any adjournment or postponement thereof. Accordingly, Pier 1 Imports is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on May 17, 2010 to Pier 1 Imports’ shareholders entitled to notice of and to vote at the meeting.

All shareholders will have the ability to access the proxy materials on the web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Pier 1 Imports encourages shareholders to take advantage of the availability of the proxy materials on the Internet.

You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. The annual meeting will be held on the Mezzanine Level, in Conference Center Room C, of Pier 1 Imports’ principal executive offices located at the address shown above.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View Pier 1 Imports’ proxy materials for the annual meeting on the Internet; and

•	Instruct Pier 1 Imports to send future proxy materials to you electronically by email.

Pier 1 Imports’ proxy materials are also available on Pier 1 Imports’ web site at www.pier1.com/annualreport.

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead you have received an email with a link to the proxy materials and voting instructions.

Choosing to receive future proxy materials by email will save Pier 1 Imports the cost of printing and mailing documents to you thereby lowering the costs associated with the annual meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting web site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Shareholders of Record: You may enroll in MLinkSM offered by Pier 1 Imports’ transfer agent, Mellon Investor Services LLC, for online access to our future proxy statement and annual report materials and notice of Internet availability of proxy materials by going to http://bnymellon.com/shareowner/isd and logging into, or activating, your Investor ServiceDirect® account where step-by-step instructions will prompt you through the enrollment process.

Beneficial Owners: If you hold your shares in a brokerage account or with a bank or other holder of record, you also may have the opportunity to receive or access copies of these materials electronically. Please check the information provided in the proxy materials or the Notice mailed to you by your broker, bank or other holder of record regarding the availability of this service.

What is included in these materials?

These materials include:

•	This proxy statement for the annual meeting; and

•	Pier 1 Imports’ Annual Report on Form 10-K for the year ended February 27, 2010, as filed with the SEC on April 28, 2010 (the “2010 Form 10-K”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting.

What will the shareholders vote on at the annual meeting?

The shareholders will be asked to vote on the following proposals:

•

the election as directors of the five nominees named in this proxy statement to hold office until the next annual meeting of shareholders and until their successors are elected and qualified (Proposal No. 1);

•

a proposal to approve an amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to authorize an additional 3,500,000 shares of Pier 1 Imports’ common stock to the plan and to extend the term of the plan for five years (Proposal No. 2);

•	a proposal to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011 (Proposal No. 3);

•	a shareholder proposal, if properly presented at the meeting (Proposal No. 4); and

•	any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

What are the board of directors’ voting recommendations?

The board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors (Proposal No. 1);

•

“FOR” the amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to authorize an additional 3,500,000 shares of Pier 1 Imports’ common stock to the plan and to extend the term of the plan for five years (Proposal No. 2);

•	“FOR” the proposal to ratify the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011 (Proposal No. 3); and

•	“AGAINST” the shareholder proposal, if properly presented at the meeting (Proposal No. 4).

Who is entitled to vote at the annual meeting?

Holders of Pier 1 Imports’ common stock at the close of business on April 30, 2010, are entitled to receive the Notice and the Notice of Annual Meeting of Shareholders and to vote their shares at the annual meeting. As of that date, there were 116,944,646 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Pier 1 Imports’ transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “shareholder of record.” The Notice and the Notice of Annual Meeting of Shareholders have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of these shares. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting on the Internet or by telephone, or by following their instructions to request a voting instruction form which can be completed and returned by mail.

How do I vote?

You may vote using any of the following methods:

•	By Internet or telephone

If you are a shareholder of record, you will need the 11-digit Control Number included on the Notice to access the proxy statement and annual report. Follow the instructions in the Notice to vote your shares electronically on the Internet, or by calling the toll-free number referenced in the materials available on the Internet.

If you are a beneficial owner of shares, you may vote your shares electronically on the Internet by following the instructions sent to you by your broker, bank or other holder of record, or by calling the toll-free number referenced in the materials available on the Internet.

•	By mail

If you are a shareholder of record, request printed copies of the proxy statement and annual report, which will include a proxy card, from us by following the instructions on the Notice. If you are a beneficial owner of shares, follow the instructions from your broker, bank or other holder of record to request copies of the proxy statement and annual report, which will include a voting instruction form. Be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope.

•	In person at the annual meeting

All shareholders of record may vote in person at the annual meeting. You can request a ballot at the meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 28, 2010. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote on the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting methods. Your vote is important. Your timely response can save us the expense of attempting to contact you again.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the annual meeting by:

•	written notice to our corporate secretary at 100 Pier 1 Place, Fort Worth, Texas 76102;

•	timely delivery of a valid, later-dated proxy; or

•	voting in person at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

What shares are included in my proxy?

If you are a shareholder of record you will receive only one Notice for all the shares of Pier 1 Imports’ common stock you hold:

•	in certificate form

•	in book-entry form

•	in book-entry form purchased through the Pier 1 Imports, Inc. Direct Stock Purchase and Dividend Reinvestment Plan;

and if you are a Pier 1 Imports employee:

•	in book-entry form granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan as a restricted stock award.

If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other holder of record will show the shares of Pier 1 Imports’ common stock held by them on your behalf.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board of directors, or

•	Sign and return a proxy card without giving specific instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the response to the question below captioned “Could other matters be decided at the annual meeting?”

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, they may only vote on matters for which they have discretionary power to vote. If your broker, bank or other holder of record does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other holder of record will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.

Who will count the vote?

Representatives of Pier 1 Imports’ transfer agent, Mellon Investor Services LLC, will tabulate the votes and act as inspector of election.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m., local time, at our corporate headquarters at 100 Pier 1 Place, Fort Worth, Texas 76102, by contacting our corporate secretary at (817) 252-8000.

What constitutes a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum.

How are abstentions and “broker non-votes” counted in determining the presence of a quorum?

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

PROPOSAL	VOTE REQUIRED	DISCRETIONARY VOTING ALLOWED?

No. 1 – Election of Directors	Affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors	No

No. 2 – Stock Purchase Plan Amendment	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	No

No. 3 – Ratification of Ernst & Young LLP	Affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	Yes

No. 4 – Shareholder Proposal	If the proposal is properly presented at the meeting, an affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter	No

If you are a beneficial owner of shares, your broker, bank or other holder of record is entitled to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011, even if they, as the holder of record, do not receive voting instructions from you. If you are a beneficial owner, your broker, bank or other holder of record is not entitled to vote on the election of directors, the approval of the amendment of the Pier 1 Imports, Inc. Stock Purchase Plan, or the shareholder proposal (if properly presented at the meeting), absent instructions from you. Without your voting instructions, a broker non-vote will occur on these proposals.

How are abstentions and “broker non-votes” counted in voting?

Election of Directors:

A “majority of the votes cast” means that the number of votes cast “FOR” a nominee for director exceeds the number of votes cast “AGAINST” the nominee. Abstentions and broker non-votes are not considered as votes cast.

Other Proposals:

An abstention will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be counted as a vote either “FOR” or “AGAINST” Proposal No. 2 (approval of an amendment of the Pier 1 Imports, Inc. Stock Purchase Plan) or Proposal No. 4 (the shareholder proposal, if the proposal is properly presented at the meeting).

Could other matters be decided at the annual meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement.

If you are a shareholder of record and you voted your shares on the Internet or by telephone, or you have signed and returned a proxy card, and other matters are properly presented at the annual meeting for consideration, the proxies appointed by the board of directors (the persons named in your proxy card) will have the discretion to vote on those matters for you.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, they may only vote on matters for which they have discretionary power to vote. If your broker, bank or other holder of record does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other holder of record will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.

Who will pay for the cost of this proxy solicitation?

We have hired Mellon Investor Services LLC to assist us in soliciting proxies. We will pay all costs associated with the solicitation, including Mellon’s fees, which we expect to be approximately $9,500, plus all mailing and delivery expenses. In addition to solicitations by mail, our officers and employees may solicit proxies on behalf of Pier 1 Imports personally and by telephone or other means, for which they will receive no compensation beyond their normal compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable out-of-pocket and clerical expenses.

Do I need an admission ticket to attend the annual meeting?

You will need an admission ticket or proof of stock ownership to enter the annual meeting. If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to your proxy card if you elected to receive a paper copy of the proxy materials. If you plan to attend the annual meeting, please bring it with you to the annual meeting.

If you are a beneficial owner of shares and you plan to attend the annual meeting, you must present proof of your ownership of Pier 1 Imports’ common stock, such as a bank or brokerage account statement, to be admitted to the annual meeting.

Pier 1 Imports’ corporate headquarters is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. To request either of these accommodations, please contact our Investor Relations Department on or before June 15, 2010. You may make your request by mail to Pier 1 Imports, Inc., Attn.: Investor Relations Department, 100 Pier 1 Place, Fort Worth, Texas 76102 or by telephone at (817) 252-7835 or toll-free at (888) 807-4371.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting. If you have any further questions about attending the meeting, please call our Investor Relations Department at (817) 252-7835 or toll-free at (888) 807-4371.

Will the annual meeting be webcast?

Our annual meeting also will be webcast live on the date and time of the meeting. You are invited to visit www.pier1.com by linking through the “Investor Relations” page and then “Events” page at 10:00 a.m., local time, on June 29, 2010, to access the webcast of the annual meeting.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,

DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes that good corporate governance is a prerequisite to achieving business success. Pier 1 Imports’ board of directors has adopted written corporate governance guidelines, policies and procedures designed to strengthen Pier 1 Imports’ corporate governance. Among other things, the guidelines contain standards for determining whether a director is independent, a code of business conduct and ethics applicable to all of Pier 1 Imports’ directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer, and charters for each of the board of directors’ committees. The nominating and corporate governance committee is responsible for overseeing and reviewing the guidelines at least annually, and recommending any proposed changes to the full board for its approval. The Pier 1 Imports, Inc. Corporate Governance Guidelines, Code of Business Conduct and Ethics, Ethics Compliance Policies and Procedures and charters for the audit, compensation, and nominating and corporate governance committees are available on Pier 1 Imports’ web site at www.pier1.com at the Investor Relations – Corporate Governance link.

Board Leadership Structure

Pier 1 Imports’ bylaws require that the directors elect annually from among themselves a chairman of the board. The bylaws, however, grant the board of directors discretion as to whether the chairman of the board is an employee or an officer of Pier 1 Imports. A non-officer, non-employee elected as chairman of the board is designated as the “non-executive” chairman of the board. Pier 1 Imports’ corporate governance guidelines, policies and procedures contain general guidance that the positions of chairman of the board and chief executive officer should be held by separate individuals and that the chairman of the board should be a “non-executive.” Provisions are made in the guidelines, policies and procedures for an independent lead director if the roles of chairman of the board and chief executive officer are combined.

During the fiscal year the chairman of the board and chief executive officer roles were held by separate individuals and the chairman of the board was a “non-executive” since he was neither an employee nor an officer of Pier 1 Imports. Currently, the chairman of the board is a non-executive. This structure of separate individuals holding these positions focuses board leadership and company leadership in separate and distinct individuals. Each leader can direct their respective group on the objectives at hand while at the same time developing and implementing strategic issues, financial issues and operational policies which affect the short- and long-term welfare of Pier 1 Imports.

Director Independence

It is Pier 1 Imports’ policy that the board of directors will at all times consist of a majority of independent directors. In addition, all members of the audit committee, compensation committee, and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy both the subjective and objective independence requirements established by the New York Stock Exchange (“NYSE”). In assessing independence under the subjective test, the board of directors takes into account the standards in the objective tests, and reviews and discusses additional information provided by the directors and Pier 1 Imports with regard to each director’s business and personal activities as they may relate to Pier 1 Imports and Pier 1 Imports’ management. Based on the foregoing, as required by NYSE rules, the board of directors makes a subjective determination as to each independent director that no relationship exists with Pier 1 Imports which, in the opinion of the board of directors, is material. The board of directors has not established categorical standards or guidelines to make these subjective determinations. The board of directors will consider and apply all relevant facts and circumstances relating to a director in determining whether that director is independent.

On April 19, 2010, Robert B. Holland, III resigned from the board of directors. On April 26, 2010, the board of directors set the number of directors comprising the board at six. Based on the NYSE independence requirements, the board of directors has determined that five of the six current members of the board of directors are independent. They are directors Mrs. Katz, Ms. Smith and Messrs. Burgoyne, Ferrari and London. Pier 1 Imports’ president and chief executive officer, Alexander W. Smith, is the sixth member of the board of directors. The board of directors’ determination included Mr. Holland as independent during the time of his service as a director. On April 30, 2010, Mrs. Katz announced her decision to not stand for re-election. On May 5, 2010, the board of directors set the number of directors comprising the board at five for election at the annual meeting, and determined that the size of the whole board will thereafter consist of five directors, subject to change by the board of directors pursuant to the authority delegated to the board of directors pursuant to Pier 1 Imports’ bylaws. Independence for the non-employee directors was considered under both the subjective and objective requirements of the NYSE. In other words, none of the non-employee directors was disqualified from independent status under the objective standard, and under the subjective standard each non-employee director was determined not to have a material relationship with Pier 1 Imports.

Meetings of Independent Directors without Management Present

The independent directors of Pier 1 Imports met without management present three times during the last fiscal year. The non-executive chairman of the board of directors presided over these meetings.

Procedures for Communicating with Directors

The board of directors has established a process by which shareholders and other interested parties can send communications to board members. Shareholders and other interested parties can send written communications to one or more members of Pier 1 Imports’ board of directors, addressed to:

[Name of Board Member], Board of Directors

Pier 1 Imports, Inc.

c/o Corporate Secretary

100 Pier 1 Place

Fort Worth, Texas 76102

In addition, shareholders and other interested parties may communicate with the chairman of the audit committee, compensation committee, executive committee, or nominating and corporate governance committee by sending an email to auditchair@pier1.com, compchair@pier1.com, executivechair@pier1.com, or corpgovchair@pier1.com, respectively, as well as the independent directors as a group by sending an email to independentdirectors@pier1.com.

Communications are distributed to the board of directors or to the individual director or directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the communication. Communications that are not related to the duties and responsibilities of the board of directors or committee will not be distributed, including spam, junkmail and mass mailings, product complaints, product inquiries, new product suggestions, résumés and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, Pier 1 Imports will not distribute unsuitable material to its directors, including material that is unduly hostile, threatening or illegal.

Director Nomination Process

Board Member Qualification Criteria

The board of directors has adopted Board Member Qualification Criteria which set out the attributes and qualifications considered by the nominating and corporate governance committee in evaluating nominees for director. The primary qualities and characteristics the committee looks for in nominees for director are:

•	management and leadership experience;
•	relevant knowledge and diversity of background and experience; and
•	personal and professional ethics, integrity and professionalism.

The committee believes that the board of directors should be composed of individuals who have achieved a high level of distinction in business, education or public service. As a group, the board of directors should possess a diverse and broad range of skills, perspectives and experience relevant to Pier 1 Imports’ business, such as:

•	accounting and financial literacy;
•	general knowledge of the retail industry;
•	information technology experience;
•	international business experience; and
•	chief executive officer, chief financial officer or other senior management experience.

Although the Board Member Qualification Criteria do not contain a specific policy addressing diversity, the nominating and corporate governance committee considers whether each nominee complements and lends to a diverse and broad range of skills, perspectives and experience required of Pier 1 Imports’ board of directors.

Internal Process for Identifying Candidates

Members of the nominating and corporate governance committee or other Pier 1 Imports’ directors or executive officers may, from time to time, identify potential candidates for nomination for election to Pier 1 Imports’ board of directors. The committee typically considers candidates for nomination to Pier 1 Imports’ board of directors in March (the first month of the fiscal year) of each year. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of Pier 1 Imports’ Corporate Governance Guidelines, the Board Member Qualification Criteria and the projected needs of the board of directors at the time. The committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, as well as providing background information on potential nominees and interviewing and screening nominees if requested to do so by the committee.

Shareholder Recommendations for Directors

The nominating and corporate governance committee will consider candidates recommended by shareholders for nomination for election to Pier 1 Imports’ board of directors. A shareholder who wishes to recommend a candidate for evaluation by the nominating and corporate governance committee for inclusion as a nominee for director at the 2011 annual meeting of shareholders should forward by certified or express mail the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Nominating and Corporate Governance Committee, in care of the corporate secretary, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102. To be properly considered by the committee, Pier 1 Imports’ corporate secretary must receive the recommendation and all required information no later than 5:00 p.m., local time, on January 17, 2011.

In order for a candidate recommended by a shareholder to be considered by the committee for inclusion as a nominee for director at the 2011 annual meeting of shareholders, the candidate must meet the Board Member Qualification Criteria described above and must consent to and be expressly interested and willing to serve as a Pier 1 Imports director. The committee will then consider the independence of the candidate and evaluate the candidate in light of Pier 1 Imports’ Corporate Governance Guidelines described above. The corporate secretary will send properly submitted shareholder recommendations to the chairman of the committee. Individuals recommended to the committee by shareholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations at Annual Meeting

Pier 1 Imports’ bylaws also permit a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated for election by the board of directors through the process described above if the shareholder complies with the shareholder criteria, advance notice, shareholder and nominee information, consent and other provisions contained in the bylaws governing shareholder nominations of candidates for election to the board of directors. To comply with these provisions of our bylaws, a shareholder who wishes to nominate a director for election at the 2011 annual meeting of shareholders must provide Pier 1 Imports written notice in proper form accompanied by the requisite materials and information no earlier than March 1, 2011 and no later than March 31, 2011. You may contact Pier 1 Imports’ corporate secretary to obtain the specific information that must be provided with the advance notice.

No shareholder nominated an individual for election to the board of directors at Pier 1 Imports’ 2010 annual meeting of shareholders.

Committees of the Board of Directors and Risk Oversight

There are four standing committees of the board of directors. They are the audit committee, the compensation committee, the executive committee, and the nominating and corporate governance committee. A brief description of each committee’s functions follows:

Audit Committee. The audit committee’s purpose is to:

•	assist the board of directors in fulfilling its responsibility to oversee:
➢	the integrity of Pier 1 Imports’ financial statements,
➢	Pier 1 Imports’ system of internal control,
➢	Pier 1 Imports’ compliance with legal and regulatory requirements,
➢	Pier 1 Imports’ independent registered public accounting firm’s qualifications and independence, and
➢	the performance of Pier 1 Imports’ internal audit function and independent registered public accounting firm; and
•	prepare the audit committee report that is included in this annual proxy statement; and
•	discuss the guidelines and policies governing the process by which risk assessment and management is undertaken by Pier 1 Imports.

As part of fulfilling its role in discussing the guidelines and policies governing the process by which risk assessment and management is undertaken by Pier 1 Imports, the audit committee receives periodic reports from Pier 1 Imports’ management on Pier 1 Imports’ assessment and management of identified risks. The audit committee updates the board of directors as needed on those risks. From time-to-time the entire board, another committee of the board or a specially designated committee of the board may assist the audit committee in its risk oversight responsibilities.

The board of directors has determined that each member of the audit committee is independent and is an audit committee financial expert, as defined by the SEC, and therefore has accounting or related financial management expertise and is financially literate within the meaning of NYSE listing standards.

Compensation Committee. The compensation committee’s purpose is to:

•

develop, review, approve and modify Pier 1 Imports’ compensation philosophy as necessary to achieve Pier 1 Imports’ overall business strategies and goals, attract and retain key executives, link compensation to organizational performance, and provide competitive compensation opportunities;

•

discharge (except to the extent otherwise governed by an existing employment contract or other arrangement approved by the board of directors or compensation committee) the board of directors’ responsibilities relating to compensation of Pier 1 Imports’ non-employee directors, chief executive officer, executive officers, and other senior officers who report directly to Pier 1 Imports’ chief executive officer;

•

establish, oversee and administer (except to the extent delegated in a governing plan document or otherwise) the policies and plans that govern the components of the compensation of those individuals, including but not limited to, cash, equity, short- and long-term incentive, bonus, special or supplemental benefits, and perquisites; and

•

receive a report from Pier 1 Imports’ management regarding succession planning, development and retention of executive management talent to ensure leadership continuity and organizational strength to achieve Pier 1 Imports’ business strategies and goals.

The compensation committee may retain outside compensation consulting firms to assist in the evaluation of executive officer and non-employee director compensation, and has the authority to obtain advice and assistance from internal or external legal, accounting and other consultants.

The compensation committee and board of directors believe that attracting, retaining and motivating Pier 1 Imports’ employees, and particularly Pier 1 Imports’ executive management, are essential to Pier 1 Imports’ performance and enhancing shareholder value. The compensation committee will continue to administer and develop Pier 1 Imports’ compensation programs in a manner designed to achieve these objectives. The compensation committee also believes that the total compensation opportunity provided for the executive officers must be evaluated against the compensation of comparable peer group companies as well as the broader labor market in the Dallas/Fort Worth area.

Base pay, short-term incentive and long-term incentive compensation recommendations for the executive officers are presented to the compensation committee at their meeting in March (the first month of the fiscal year) of each year. The presentation includes recommendations by Pier 1 Imports’ chief executive officer, human resources compensation group, or both, on those elements of compensation, plus recommended plan design changes, if any, and a summary of all proposed awards to all eligible levels of management. That presentation may also include survey data from a peer group of retail companies for the compensation committee’s consideration along with studies and recommendations from outside consultants. At the March meeting the compensation committee and board of directors also consider approval of the fiscal year compensation with a targeted effective date in April. Implementation of any equity grant or other incentive plan compensation for the year occurs after board of directors and compensation committee approval.

During fiscal 2010, the compensation committee retained Towers, Perrin, Forster & Crosby, Inc. (now known as Towers Watson & Co.) as its executive compensation consultant. In its role as executive compensation consultant, Towers Watson reports directly, and is accountable, to the compensation committee. For fiscal 2010, Towers Watson provided market data and recommendations to the compensation committee regarding short-term incentive and long-term incentive elements of total executive compensation and non-employee director compensation. The market data was from a peer group of specialty retailers, all of which were publicly traded at the time the market data was provided. Towers Watson also assisted Pier 1 Imports in fiscal 2010 with quantitative modeling of the Pier 1 Imports, Inc. Stock Purchase Plan. The fees paid to Towers Watson, including fees for these additional services, for the fiscal year were less than $120,000 and Towers Watson provided no other services to Pier 1 Imports during fiscal 2010.

In addition to the compensation committee consultant described above, Pier 1 Imports’ management may, from time to time, retain an outside consultant for assistance and guidance in the formulation of new compensation programs and retirement plans and the modification of existing compensation programs and retirement plans. For fiscal 2010 Pier 1 Imports’ management did not retain an outside consultant to determine or recommend the amount or form of executive or non-employee director compensation.

Executive Committee.  The executive committee has the authority to manage Pier 1 Imports’ business and affairs in the intervals between board of directors meetings. In doing so, the executive committee has all of the powers and authority of the full board in the management of Pier 1 Imports’ business, except for powers or authority that may not be delegated to the executive committee as a matter of law or that are delegated by the board of directors to another committee. The non-executive chairman of the board is chairman of the executive committee.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is responsible for considering and making recommendations to the board of directors regarding nominees for election to the board of directors and the membership of the various board of directors committees. The nominating and corporate governance committee is also responsible for overseeing the Pier 1 Imports, Inc. Corporate Governance Guidelines described earlier in this proxy statement and other corporate governance matters.

Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

In fiscal 2010, each director attended at least 90% of the total number of board of directors meetings and meetings of the board of directors standing committee or committees on which he or she served and which were held during the time of his or her service as a director and/or committee member. Although Pier 1 Imports has no formal policy on the matter, all directors are encouraged to attend Pier 1 Imports’ annual meeting of shareholders. Last year, all directors attended Pier 1 Imports’ annual meeting of shareholders. Committee memberships, the number of meetings of the full board and each standing committee, and each director’s dates of service for fiscal 2010 are shown in the table below.

Name	Board of Directors	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
John H. Burgoyne
03/01/2009 to 02/27/2010	Member		Chairman

Michael R. Ferrari(1)
03/01/2009 to 02/27/2010 08/27/2009 to 02/27/2010	Member Non-Executive Chairman	Member		Chairman	Chairman

Robert B. Holland, III
03/01/2009 to 02/27/2010	Member		Member

Karen W. Katz
03/01/2009 to 02/27/2010	Member		Member	Member

Terry E. London
03/01/2009 to 02/27/2010 10/09/2009 to 02/27/2010	Member	Chairman			Member

Alexander W. Smith
03/01/2009 to 02/27/2010	Member			Member

Cece Smith
03/01/2009 to 02/27/2010	Member	Member			Member

Tom M. Thomas(2)
03/01/2009 to 08/21/2009	Non-Executive Chairman			Chairman	Member

Number of Meetings in Fiscal 2010	11	12	9	0	4

(1)	On August 27, 2009, the board of directors elected Mr. Ferrari to serve as the non-executive chairman of the board of directors. In addition, the board of directors reduced the number of directors comprising the board of directors from eight to seven.

(2)	Mr. Thomas resigned from his positions as director and non-executive chairman of the board of directors on August 21, 2009.

Non-Employee Director Compensation for the Fiscal Year Ended February 27, 2010

Fees Paid to Directors

Directors who are Pier 1 Imports employees do not receive any compensation for their board activities. Non-employee directors receive an annual cash retainer of $150,000. In addition, the audit committee chairman and compensation committee chairman each receive an additional annual cash retainer of $25,000; the nominating and corporate governance committee chairman receives an additional annual cash retainer of $10,000; and the non-executive chairman of the board of directors receives an additional annual cash retainer of $75,000. The annual retainers for fiscal 2010 were paid on March 2, 2009. For fiscal 2010, non-employee directors did not receive stock option or restricted stock grants or meeting fees.

All of Pier 1 Imports’ non-employee directors participate in Pier 1 Imports’ Director Deferred Stock Unit Program as set forth in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan and the Pier 1 Imports, Inc. 1999 Stock Plan. During fiscal 2010, the program provided an optional deferral of up to 100% of the annual cash retainer fees. Deferred director annual retainer fees (but not committee chair or chairman annual retainers) are matched 25% by Pier 1 Imports and the total deferred fees and matching contributions are converted into an equivalent value of deferred stock units (“DSU’s”) up to the 2006 Plan’s maximum calendar year limit of 375,000 units per individual. Deferred fees plus matching contributions are converted to DSU’s based on the closing price of Pier 1 Imports’ common stock on the day the fees are paid. The DSU’s are credited to an account maintained by Pier 1 Imports for each non-employee director. Each DSU is the economic equivalent of one share of Pier 1 Imports’ common stock. Each DSU is eligible to receive dividends payable on Pier 1 Imports’ common stock in additional DSU’s equal to the dividend per share of common stock divided by the closing price of Pier 1 Imports’ common stock on the dividend payable date. Pier 1 Imports discontinued its quarterly cash dividend on October 2, 2006. The DSU’s are settled in shares of Pier 1 Imports’ common stock within five business days after the person ceases to be a member of the board of directors, except that (i) the DSU’s then credited to such director are subject to adjustment, both as to deferred stock units and cash fees, for the period of service as a director, and (ii) DSU’s are paid in cash to the extent applicable plan limitations at such time preclude distributions of Pier 1 Imports’ common stock.

Tom M. Thomas resigned as a director and as non-executive chairman of the board of directors on August 21, 2009. Michael R. Ferrari was elected as non-executive chairman of the board of directors on August 27, 2009. Given the service of more than a decade by Mr. Thomas to Pier 1 Imports, the board of directors on August 27, 2009 waived Pier 1 Imports’ right to adjust the DSU’s credited to Mr. Thomas with respect to cash fees and deferral units for the time period following Mr. Thomas’ resignation through the end of the fiscal year.

Fiscal 2010 Non-Employee Director Compensation Table

The following table sets forth a summary of the compensation with respect to the fiscal year ended February 27, 2010 for services rendered in all capacities to Pier 1 Imports by its non-employee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
John H. Burgoyne	$175,000	$3,750	$0	$0	$0	-	$178,750

Michael R. Ferrari	$197,912	$3,750	$0	$0	$0	$0	$201,662

Robert B. Holland, III	$150,000	$3,750	$0	$0	$0	-	$153,750

Karen W. Katz	$150,000	$3,750	$0	$0	$0	-	$153,750

Terry E. London	$175,000	$3,750	$0	$0	$0	-	$178,750

Cece Smith	$150,000	$3,750	$0	$0	$0	$0	$153,750

Tom M. Thomas (resigned August 21, 2009)	$225,000	$3,750	$0	$0	$0	$0	$228,750

(1)	This column represents the amount of cash compensation earned in fiscal 2010 for board and committee service. As described in footnote 2 below, 10% of this cash compensation was deferred by each director. A pro rata non-executive chairman of the board annual cash retainer of $37,912 was paid to Mr. Ferrari on October 22, 2009.

(2)	This column represents the dollar value of Pier 1 Imports’ 25% match on director annual cash retainer fees (but not committee chair or chairman annual retainers) deferred by each director. This amount was converted to DSU’s as shown in the table below. The dollar amount represents the grant date fair value of such DSU’s granted in fiscal 2010 in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R) (“FASB ASC Topic 718”). The number of DSU’s is calculated using the closing price of Pier 1 Imports’ common stock on March 2, 2009, which was the date the fees were paid to each director. This closing price represents the grant date fair value of the DSU’s.

(3)	Perquisites and personal benefits aggregating less than $10,000 are not shown.

The following table shows fiscal 2010 DSU’s for each non-employee director given his or her deferral percentage and Pier 1 Imports’ match:

Name	Deferral %(a)	Fiscal Year 2010 Fees Deferred ($)	DSU’s Converted from Deferred Fees (#)	DSU’s Converted from 25% Company Match (#)	Dividends Deferred During Fiscal Year 2010 ($)	DSU’s Converted from Deferred Dividends (#)	Aggregate DSU’s Owned at Fiscal 2010 Year-End (#)
John H. Burgoyne	10%	$21,250	87,500	18,750	$0	0	193,179
Michael R. Ferrari	10%	$23,541	80,830	18,750	$0	0	175,054
Robert B. Holland, III	10%	$18,750	75,000	18,750	$0	0	146,284
Karen W. Katz	10%	$18,750	75,000	18,750	$0	0	184,795
Terry E. London	10%	$21,250	87,500	18,750	$0	0	156,691
Cece Smith	10%	$18,750	75,000	18,750	$0	0	146,284
Tom M. Thomas (resigned August 21, 2009)	10%	$26,250	112,500	18,750	$0	0	0	(b)

(a)	Given the unprecedented stock price decline experienced by Pier1 Imports in late 2008 and early 2009, each non-employee director elected prior to December 31, 2008 to defer only 10% of his or her fiscal 2010 cash fees payable on March 2, 2009. If the historical deferral elections, which were as much as 100%, had remained in place for fiscal 2010, then given the stock price for March 2, 2009 stated below, those elections would have resulted in a depletion of shares available for grant under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan.

(b)	Upon Mr. Thomas’ resignation as a director on August 21, 2009, his 276,584.44 DSU’s were exchanged for 276,584.44 shares of Pier 1 Imports’ common stock and delivered to him within the time period described above under the caption “Fees Paid to Directors.” The closing price of Pier 1 Imports’ common stock on August 21, 2009 was $2.44.

The closing price of Pier 1 Imports’ common stock was $0.20 on March 2, 2009, which was the date fiscal 2010 fees were paid to each director. The closing price of Pier 1 Imports’ common stock was $4.57 on October 22, 2009, which was the date the pro rata non-executive chairman of the board annual cash retainer was paid to Mr. Ferrari. These closing prices were used to calculate the number of DSU’s to be received for deferred director fees plus any Pier 1 Imports’ match. These closing prices also represent the grant date fair value per share of each award in accordance with FASB ASC Topic 718.

Stock options outstanding for each non-employee director on February 27, 2010 are shown below:

Name	Grant Date	Expiration Date	Exercise Price	Aggregate Number of Outstanding Stock Options (Exercisable)
John H. Burgoyne	06/23/2006 07/01/2005 06/28/2004 06/27/2003 06/28/2002 06/29/2001 06/23/2000	06/23/2016 07/01/2015 06/28/2014 06/27/2013 06/28/2012 06/29/2011 06/23/2010	$7.5500 $14.2500 $17.2500 $20.3500 $21.0000 $11.5000 $9.3125	6,000 6,000 6,000 6,000 6,000 6,000 6,000

Total				42,000
Michael R. Ferrari	06/23/2006 07/01/2005 06/28/2004 06/27/2003 06/28/2002 06/29/2001 06/23/2000	06/23/2016 07/01/2015 06/28/2014 06/27/2013 06/28/2012 06/29/2011 06/23/2010	$7.5500 $14.2500 $17.2500 $20.3500 $21.0000 $11.5000 $9.3125	6,000 6,000 6,000 6,000 6,000 6,000 6,000

Total				42,000
Robert B. Holland, III	N/A	N/A	N/A	N/A
Karen W. Katz	06/23/2006 07/01/2005 06/28/2004 06/27/2003 06/28/2002 06/29/2001 06/28/2001	06/23/2016 07/01/2015 06/28/2014 06/27/2013 06/28/2012 06/29/2011 06/28/2011	$7.5500 $14.2500 $17.2500 $20.3500 $21.0000 $11.5000 $11.1100	6,000 6,000 6,000 6,000 6,000 6,000 5,000

Total				41,000
Terry E. London	06/23/2006 07/01/2005 06/28/2004 09/25/2003	06/23/2016 07/01/2015 06/28/2014 09/25/2013	$7.5500 $14.2500 $17.2500 $19.4000	6,000 6,000 6,000 5,000

Total				23,000
Cece Smith	N/A	N/A	N/A	N/A

As discussed, Mr. Thomas resigned as a director of Pier 1 Imports on August 21, 2009. At the time of his resignation, Mr. Thomas held unexercised stock option awards. Those awards, by their terms, expired 91 days after Mr. Thomas ceased to be a director. Each option award expired without being exercised by Mr. Thomas.

Security Ownership of Management

The following table indicates the ownership of Pier 1 Imports’ common stock by each director and nominee, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group, as of April 30, 2010, unless otherwise indicated below:

Name of Beneficial Owner	Common Shares Beneficially Owned(1)(2)	Percent of Class
Michael R. Benkel	39,000	*
John H. Burgoyne	273,824	*
Michael R. Ferrari	230,002	*
Gregory S. Humenesky	206,904	*
Karen W. Katz	239,622	*
Sharon M. Leite	108,526	*
Terry E. London	187,526	*
Alexander W. Smith	2,935,000	2.47%
Cece Smith	209,939	*
Charles H. Turner	788,909	*
All directors and executive officers as a group (13 individuals)(3)	5,692,474	4.70%

*	Represents less than 1% of the outstanding shares of the class.

(1)	The table includes shares that the person has the right to acquire within 60 days of April 30, 2010 upon the exercise of stock options granted pursuant to Pier 1 Imports’ stock option plans: Mr. Benkel (7,500 shares); Mr. Burgoyne (42,000 shares, of which 6,000 shares expire June 23, 2010), Mr. Ferrari (42,000 shares, of which 6,000 shares expire June 23, 2010), Mr. Humenesky (122,500 shares), Mrs. Katz (41,000 shares), Ms. Leite (37,500 shares), Mr. London (23,000 shares), Mr. Smith (2,000,000 shares), Ms. Smith (0 shares), Mr. Turner (552,500 shares), and to all directors and executive officers as a group (3,152,500 shares).

(2)	The table includes DSU’s as of April 30, 2010 for Mr. Burgoyne (221,387 DSU’s), Mr. Ferrari (185,102 DSU’s), Mrs. Katz (198,622 DSU’s), Mr. London (164,526 DSU’s), and Ms. Smith (173,939 DSU’s). The DSU’s will be exchanged one-for-one for shares of Pier 1 Imports’ common stock within five days after the director ceases to be a member of the board of directors, subject to adjustment, if any, as described above under the caption “Non-Employee Director Compensation for the Fiscal Year Ended February 27, 2010”. A DSU is the economic equivalent of one share of Pier 1 Imports’ common stock.

(3)	Robert B. Holland, III resigned as a director on April 19, 2010. As of that date, Mr. Holland did not hold any unexercised stock option awards, and the balance in his DSU account, after adjustment for the period of service following his resignation, was 150,083, and he was the beneficial owner of 25,000 shares of Pier 1 Imports’ common stock.

Security Ownership of Certain Beneficial Owners

The following table indicates the ownership by each person who is known by Pier 1 Imports as of April 30, 2010 to beneficially own more than 5% of Pier 1 Imports’ common stock:

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Class
Greek Investments, Inc.	12,348,978	(1)	10.68%
Harbour House Queen Street
Grand Turk
Turks and Caicos Islands

(1)	This information was obtained from a Schedule 13G/A filed with the SEC on February 16, 2010 by Greek Investments, Inc., Jorge Constantino and Panayotis Constantino as beneficial owners of the shares listed. The filing indicates that the beneficial owners have shared voting power and shared dispositive power over all of the shares listed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Pier 1 Imports’ directors and executive officers, and persons who own more than 10% of a registered class of Pier 1 Imports’ equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of Pier 1 Imports’ common stock or other equity securities. Pier 1 Imports’ executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Pier 1 Imports with copies of all Section 16(a) forms they file. To Pier 1 Imports’ knowledge, and based solely on a review of the furnished Section 16(a) forms, all Section 16(a) filing requirements applicable to Pier 1 Imports’ executive officers, directors and greater than 10% beneficial owners during the last fiscal year were observed, except that Greek Investments, Inc. failed to file one Form 4 on a timely basis to report a total of seven transactions. Greek Investments, Inc. is a greater than 10% beneficial owner that, except for its share ownership, is not otherwise directly or indirectly affiliated with Pier 1 Imports.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATED PERSON TRANSACTIONS

Each director of Pier 1 Imports who served as a member of the compensation committee during the fiscal year ended February 27, 2010, is identified above under the caption “Directors Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders”. During fiscal 2010, there were no compensation committee interlocks or insider participation.

Related Person Transaction Policies and Procedures

Pier 1 Imports’ board of directors has adopted as part of its Code of Business Conduct and Ethics a written Related Person Transaction Policies and Procedures which is administered by the nominating and corporate governance committee. Pier 1 Imports’ Code of Business Conduct and Ethics is available on its web site at www.pier1.com under the heading Investor Relations - Corporate Governance. The policy applies to any transaction or series of transactions in which Pier 1 Imports is a participant, the amount involved exceeds $120,000 annually, and a related person has a direct or indirect material interest. The policy defines a “related person” as (a) any person who is or was (since the beginning of the last fiscal year for which Pier 1 Imports has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as director, (b) any greater than 5% beneficial owner of Pier 1 Imports’ common stock, or (c) any immediate family member of any of the foregoing.

Transactions that fall within the policy (“interested transactions”) will be reviewed by the committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the committee will decide whether or not to approve the interested transaction and will approve only those transactions that are in the best interest of Pier 1 Imports.

The policy provides that “certain interested transactions” are deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those interested transactions are: (a) employment of executive officers, (b) director compensation, (c) certain transactions with other companies if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues, (d) certain charitable contributions by Pier 1 Imports if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the organization’s total annual receipts, (e) transactions where all shareholders receive proportional benefits (e.g., dividends), (f) transactions involving competitive bids, (g) regulated transactions, and (h) certain banking-related services. In addition, the policy delegates to the chair of the nominating and corporate governance committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount involved is expected to be less than $250,000.

Transactions with Related Persons

During fiscal 2010, there were no transactions exceeding $120,000 in which Pier 1 Imports was a participant, or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Pier 1 Imports indemnifies its directors and its executive officers to the fullest extent permitted by law and has also entered into agreements with these individuals contractually obligating Pier 1 Imports to provide this indemnification to them.

ITEMS OF BUSINESS TO BE ACTED UPON AT THE MEETING

PROPOSAL NO. 1 – Election of Directors

The shareholders will vote to elect as directors the five nominees named below at the annual meeting of shareholders. Those elected will serve on the board of directors until the next annual meeting and until their successors are elected and qualified. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated each person listed below to stand for election. Although Pier 1 Imports does not anticipate that any of the nominees will be unable or unwilling to serve as a director, in the event that is the case, the board of directors may reduce its size or choose a substitute for that nominee.

In order to be elected, a nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee by the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. A “majority of the votes cast” means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” the nominee. Abstentions and broker non-votes are not considered as votes cast.

The board of directors unanimously recommends a vote “FOR” the election of each of the following nominees as a director.

Nominees for Directors

As reflected in the section above captioned “Matters Relating to Corporate Governance, Board Structure, Director Compensation and Stock Ownership,” the primary qualities and characteristics nominees to the board of directors should possess are management and leadership experience; knowledge relevant to the business of Pier 1 Imports; diversity of background and experience; and personal and professional ethics, integrity and professionalism. All five of the nominees possess these attributes. The specific experiences, qualifications, attributes and skills of each individual which led to their nomination are included in the individual discussions below.

JOHN H. BURGOYNE

Mr. Burgoyne, age 68, is being nominated to his eleventh consecutive term on the board of directors. During fiscal 2010, Mr. Burgoyne served as the chairman of the compensation committee. He brings to the board executive-level management and leadership skills along with extensive knowledge and experience in international business operations, specifically in the areas of China and the Pacific Regions of Asia. Prior to his retirement in 2007, Mr. Burgoyne’s career included serving as president of an international consulting firm, Burgoyne & Associates; serving as the general manager of IBM’s Travel Industry Sector for the Asia Pacific Region, and as President and General Manager of IBM China Corp. In addition, Mr. Burgoyne serves his community in numerous volunteer leadership capacities, including serving as the volunteer fire chief for the Greenwood community in Parker County, Texas, where he has achieved recognized public safety and governmental experience on a local, state and national level.

MICHAEL R. FERRARI

Dr. Ferrari, age 70, is being nominated for his eleventh consecutive term on the board of directors. During fiscal 2010, Dr. Ferrari became the non-executive chairman of the board and served as chairman of the executive committee and nominating and corporate governance committee and as a member of the audit committee. An accomplished author and respected scholar, Dr. Ferrari holds a masters degree in sociology and a doctorate degree in business administration from Michigan State University. Having served on numerous community and corporate boards and in leadership and executive capacities in both the college and corporate arenas, Dr. Ferrari brings extensive budget management, strategic planning and integrated marketing experience to the board. As President of Ferrari & Associates LLC, his current consulting practice focuses on many critical business and organizational areas including executive search, executive coaching, board governance and dispute resolution. Dr. Ferrari has been named Chancellor Emeritus of Texas Christian University, where he previously served as Chancellor of the university and professor of management in the M.J. Neeley School of Business. Additionally, Dr. Ferrari previously served as President and professor of management at Drake University.

TERRY E. LONDON

Mr. London, age 60, is being nominated for his eighth consecutive term on the board of directors. During fiscal 2010, Mr. London served as the chairman of the audit committee and as a member of the nominating and corporate governance committee. A certified public accountant and president of the London Broadcasting Company, Inc., Mr. London provides the board with significant finance, accounting, media, and public company board knowledge and experience. He also possesses strong leadership skills obtained while serving as an officer in the U.S. Army Reserves. Earlier in his career, Mr. London served as president and chief executive officer, as well as chief financial and administrative officer of Gaylord Entertainment Company. Mr. London currently serves as a director of Johnson Outdoors, Inc. and TriArtisan Acquisition Corp. and previously served as a director for Bass Pro Shops, Inc. In his role as director on other boards, Mr. London has served as the chairman of the audit committee and member of the compensation committee.

ALEXANDER W. SMITH

Mr. Smith, age 57, has served on the board of directors since joining the Company as president and chief executive officer in February 2007. During fiscal 2010, Mr. Smith served as a member of the executive committee as well as a member of a special committee to address various corporate finance matters including the restructuring of Pier 1 Imports’ convertible debt and leases. Mr. Smith has over 30 years of retail and international branding experience. Prior to joining the Company, Mr. Smith served as Group President of the TJX Companies, Inc. where he oversaw the operations and development of Home Goods, Marshalls, and TJ Maxx plus a number of corporate functions. He was instrumental in the development of the TK Maxx stores in Great Britain and ran its international operations. Currently, Mr. Smith also serves as a director of Papa John’s International, Inc., where he serves as chairman of the compensation committee and as a member of the audit committee.

CECE SMITH

Ms. Smith, age 65, is being nominated for her fourth consecutive term on the board of directors. During fiscal 2010, Ms. Smith served as a member of the nominating and corporate governance and audit committees, as well as a member of a special committee to address various corporate finance matters including the restructuring of Pier 1 Imports’ convertible debt and leases. A certified public accountant, Ms. Smith brings a wealth of retail, finance, and corporate governance knowledge and experience to the board. Prior to her retirement in September of 2007, Ms. Smith co-founded Phillips-Smith-Machens Venture Partners, a venture capital firm which invested in retail and consumer businesses. Prior to that, Ms. Smith served as the executive vice president of finance and administration for Pearl Health Services, the world’s largest retail optical chain. Ms. Smith currently serves as a director of Brinker International, Inc. Previously, Ms. Smith has served as a director for numerous public retailers, including Michaels Stores, Inc., Cheap Tickets, Inc., Hot Topic, Inc., and BizMart, Inc. and as a director and chairman of the Federal Reserve Bank of Dallas. In her role as director on other boards, Ms. Smith has served on audit, compensation and nominating and governance committees and has chaired audit and compensation committees.

The board of directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as a director.

PROPOSAL NO. 2 – Proposal to Approve an Amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to Authorize an Additional 3,500,000 Shares of Pier 1 Imports’ Common Stock to the Plan and to Extend the Term of the Plan for Five Years

The board of directors on March 26, 2010 unanimously approved an amendment of the Pier 1 Imports, Inc. Stock Purchase Plan, subject to shareholder approval, authorizing an additional 3,500,000 shares to the plan and extending the term of the plan for five years.

General

Pier 1 Imports established the Stock Purchase Plan to provide all eligible employees and non-employee directors an opportunity to acquire an ownership interest in Pier 1 Imports and, as a result, provide participants with a more direct concern about our welfare and align interest with our other shareholders. The plan provides a voluntary method of acquiring shares of Pier 1 Imports’ common stock in convenient installments by payroll and other compensation deductions, supplemented by matching contributions from Pier 1 Imports.

The plan has been in effect since 1980. The plan is administered by the compensation committee. A restatement of the plan as amended was approved by our shareholders in 2008. As restated, the term of the plan was five years and the number of shares issuable under the plan was 2,541,025 shares. Pier 1 Imports’ board of directors on January 22, 2009 approved a suspension of the primary operational aspects of the plan after the last occurrence in which participant contributions plus Pier 1 Imports’ matching contributions could be used to purchase shares of common stock within the authorized amount. The suspension became effective March 28, 2009 and covered participant compensation deductions, Pier 1 Imports’ matching contributions, enrollment of new participants and purchases of shares of Pier 1 Imports’ common stock by the plan. Upon suspension the plan had 881,923 remaining authorized shares. Pier 1 Imports’ board of directors on March 26, 2010 approved an amendment of the plan, subject to shareholder approval, authorizing an additional 3,500,000 shares to the plan and extending the term of the plan for five years. The plan is described below, and a copy of the amendment is attached to this proxy statement as Appendix A.

Eligibility

All of our employees who have attained the age of majority of their state or province of residence and have completed 60 days of employment with Pier 1 Imports, or one of our designated subsidiaries which has adopted the plan, are eligible to participate in the plan. At March 1, 2009, approximately 15,000 employees were eligible to participate in the plan, and 1,152 employees were participants in the plan. Members of our board of directors who are not employees are also eligible to participate in the plan.

Participant Accounts

Pier 1 Imports maintains an account in the name of each participant, deducts funds from each participant’s pay as elected and authorized by the participant and pays monthly to the plan for each participant’s account the deducted funds plus Pier 1 Imports’ contribution on the participant’s behalf. The plan allows Pier 1 Imports as the plan administrator to use the contributed funds to purchase shares of Pier 1 Imports’ common stock either on the open market or directly from Pier 1 Imports. No open market purchase may be made at a price which is greater than the fair market value for our common stock on the date of purchase. Pier 1 Imports’ compensation committee has determined that purchases of shares from our treasury will be based on an average of the NYSE closing prices for Pier 1 Imports’ common stock on each Friday during the month. Shares purchased are allocated to the accounts of participants in proportion to the funds received from each respective account. The plan provides that Pier 1 Imports pay any broker’s commissions or markups on open market purchases made by a broker.

Each participant acquires full and immediate beneficial ownership of all shares and fractional shares allocated to his or her account. All shares are registered in the name of the plan and remain registered in the plan’s name until delivery of the shares to the participant pursuant to the plan. Shares of common stock held by the plan in a participant’s account may not be sold, assigned, pledged or otherwise dealt with by the participant, and the participant may request that all of his or her shares be delivered to him or her at any time. Any sale, assignment, pledge or other transfer of shares held by the plan in a participant’s account, however, will result in the automatic withdrawal of the participant from the plan. Upon termination of employment, the employee’s participation in the plan will end and his or her shares will be distributed upon request or automatically at the same time as shares are distributed to participants as described in the following sentence. All shares in a participant’s account, however, will be automatically distributed to the participant pursuant to the plan at least once each calendar year without affecting the participant’s participation in the plan.

A participant’s account is credited with all dividends, if any, paid on full and fractional shares held in his or her account. All cash dividends are reinvested under the plan in common stock.

Compensation Deductions and Our Contributions

A participant must specify the amount to be withheld from his or her compensation, with a minimum of $2.50 per week and a maximum of 20% of his or her compensation. The plan provides that non-employee directors may contribute to the plan all or a portion of their cash director fees. Subject to the plan’s limitations, compensation deductions may be increased or decreased at any time by the participant. Pier 1 Imports will contribute to the plan an amount equal to 25% of each participant’s compensation deduction. No directors participated in the plan during the last fiscal year.

Amendment or Termination of the Plan

The board of directors may amend, suspend or terminate the plan at any time. An amendment, suspension or termination will not result in the forfeiture of any funds contributed by a participant or Pier 1 Imports, or of any shares or fractional shares purchased for a participant, or of any dividends or other distributions with respect to such shares, that were effective before the effective date of the amendment, suspension or termination. Certain material amendments to the plan must be submitted to our shareholders for their approval.

U.S. Federal Income Tax Effects

The amount of Pier 1 Imports’ contribution to the plan is treated as “earned income” to the participant, which is subject to federal income tax at ordinary rates. Assuming federal income tax withholding requirements are satisfied, Pier 1 Imports receives a deduction for participants’ and Pier 1 Imports’ contributions to participants’ accounts.

Benefits Under the Plan

The following table shows for the persons and groups indicated, the amounts actually contributed in cash by the employee and Pier 1 Imports, and the number of shares purchased under the plan for their respective accounts during the fiscal year ended February 27, 2010.

Pier 1 Imports, Inc. Stock Purchase Plan(1)
Name and Position	Participant Cash Contributions	Pier 1 Imports Cash Contributions	Shares Purchased
Alexander W. Smith	N/A	N/A	N/A
President and Chief Executive Officer

Charles H. Turner	$3,538	$885	17,012
Executive Vice President and Chief Financial Officer

Michael R. Benkel	N/A	N/A	N/A
Senior Vice President, Planning and Allocations

Gregory S. Humenesky	N/A	N/A	N/A
Executive Vice President, Human Resources

Sharon M. Leite	N/A	N/A	N/A
Executive Vice President, Stores

Executive Group(2)	$5,688	$1,422	27,349
Non-Executive Director Group(3)	N/A	N/A	N/A
Non-Executive Officer Employee Group	$70,481	$17,620	338,856

(1)	As discussed above the primary operational aspects of the Pier 1 Imports, Inc. Stock Purchase Plan were suspended on March 28, 2009.

(2)	Messrs. Smith, Benkel and Humenesky and Ms. Leite did not participate in the Pier 1 Imports, Inc. Stock Purchase Plan during fiscal 2010.

(3)	The non-employee directors did not participate in the Pier 1 Imports, Inc. Stock Purchase Plan during fiscal 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding Pier 1 Imports’ equity compensation plans as of February 27, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders
Pier 1 Imports, Inc. 1989 Employee Stock Option Plan	294,000	$19.40	–
Pier 1 Imports, Inc. 1999 Stock Plan	4,885,250	$16.25	–
Pier 1 Imports, Inc. 2006 Stock Incentive Plan	2,006,975	$7.52	3,983,748	(1)
Pier 1 Imports, Inc. Stock Purchase Plan	–	–	881,923
Equity compensation plans not approved by Shareholders(2)	2,000,000	$6.69	–
Total:	9,186,225	$12.36	4,865,671

(1)	Represents shares available for grant under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan. On March 1, 2010, 115,229 DSU’s were granted under the plan. On April 19, 2010, 23,856 of such DSU’s were returned to the plan as a result of Mr. Holland’s resignation. As of April 30, 2010, the plan had 3,305,042 shares available for issuance.

(2)	Equity compensation plans not approved by security holders represent the employment inducement stock option awards granted under Mr. Smith’s February 19, 2007 employment agreement. Refer to note #8 to the Pier 1 Imports, Inc. consolidated financial statements in the 2010 Form 10-K, and the Compensation Discussion and Analysis and the Summary Compensation Table below for additional information regarding the material features of these stock option grants.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to approve the amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to authorize an additional 3,500,000 shares of Pier 1 Imports’ common stock to the plan and to extend the term of the plan for five years. Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be considered entitled to vote on this proposal and will not be counted in determining the number of shares necessary for approval of the proposal. If the shareholders do not approve the amendment to the plan, the suspension of the existing plan will continue and the board of directors at their discretion may, pursuant to the terms and conditions of the existing plan, terminate the existing plan.

The board of directors unanimously recommends a vote “FOR” approval of the amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to authorize an additional 3,500,000 shares of Pier 1 Imports’ common stock to the plan and to extend the term of the plan for five years.

PROPOSAL NO. 3 – Proposal to Ratify the Audit Committee’s Approval to Engage Ernst & Young LLP as Pier 1 Imports’ Independent Registered Public Accounting Firm for Fiscal 2011

The audit committee has approved engaging Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011. Ernst & Young served as Pier 1 Imports’ independent registered public accounting firm for fiscal 2010 and has served in that capacity since fiscal 1996. Although approval or ratification of such engagement is not required, Pier 1 Imports is seeking the shareholders’ ratification of the audit committee’s approval to engage Ernst & Young because we believe that allowing shareholders to express their view on the matter is good corporate governance. SEC Rule 10A-3(b)2 requires that the audit committee “…must be directly responsible for the appointment…of any registered public accounting firm….” Since the audit committee must follow this requirement, the ratification is not binding on Pier 1 Imports. Any failure of the shareholders to ratify the audit committee’s approval to engage Ernst & Young as Pier 1 Imports’ independent registered public accounting firm would, however, be considered by the audit committee in determining whether to engage Ernst & Young.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required to ratify the approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011. Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “AGAINST” the proposal.

The board of directors unanimously recommends a vote “FOR” the ratification of the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011.

Relationship with Independent Registered Public Accounting Firm

The audit committee is directly responsible for the appointment, compensation, retention and oversight of Pier 1 Imports’ independent registered public accounting firm. As described above, the audit committee has approved the engagement of Ernst & Young as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011.

The audit committee appointed Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2010 and the shareholders ratified the appointment at the annual meeting of the shareholders held on July 1, 2009. A representative of Ernst & Young is expected to be present at the annual meeting of shareholders and will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table presents fees incurred for professional services rendered by Ernst & Young LLP, Pier 1 Imports’ independent registered public accounting firm, for fiscal years ended February 27, 2010 and February 28, 2009.

	February 27, 2010	February 28, 2009
Audit Fees(1)	$1,012,550	$1,153,650
Audit Related Fees(2)	$45,179	$0
Tax Fees(3)	$164,589	$62,773
All Other Fees(4)	$2,160	$1,981

Total Fees	$1,224,478	$1,218,404

(1)	Includes fees for services related to the annual audit of the consolidated financial statements, required statutory audits, reviews of Pier 1 Imports’ quarterly reports on Form 10-Q, the registered public accounting firm’s report on Pier 1 Imports’ internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and registration statements during the respective period.

(2)	Includes fees for services related to the Pier 1 Imports, Inc. Stock Purchase Plan audit.

(3)	Includes fees for services related to tax compliance, tax advice and tax planning.

(4)	Includes fees for subscription to online research tool.

Pre-approval of Nonaudit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit, audit related and tax services. Unless the specific service has been previously pre-approved with respect to a fiscal year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services up to $50,000 per engagement provided that the chairman reports any pre-approval decisions to the committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

Each member of the audit committee is an independent director, pursuant to the independence requirements of the SEC and NYSE. In accordance with the committee’s written charter, the committee assists the board of directors in overseeing the quality and integrity of Pier 1 Imports’ accounting, auditing and financial reporting practices. In performing its oversight function, the committee reviewed and discussed Pier 1 Imports’ audited consolidated financial statements as of and for the fiscal year ended February 27, 2010 with management and Pier 1 Imports’ independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also discussed with Pier 1 Imports’ independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

The committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and Pier 1 Imports that might affect the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the registered public accounting firm any relationships that may have an impact on their objectivity and independence and satisfied ourselves that the registered public accounting firm is independent. The committee also considered whether the provision of non-audit services by Ernst & Young LLP, Pier 1 Imports’ independent registered public accounting firm for fiscal 2010, to Pier 1 Imports is compatible with maintaining Ernst & Young LLP’s independence.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the committee recommended to the board of directors that Pier 1 Imports’ audited consolidated financial statements be included in Pier 1 Imports’ Annual Report on Form 10-K for the fiscal year ended February 27, 2010, for filing with the SEC.

AUDIT COMMITTEE

Terry E. London, Chairman

Michael R. Ferrari

Cece Smith

PROPOSAL NO. 4 – Shareholder Proposal

John C. Liu, Comptroller of the City of New York, as custodian and a trustee of various retirement and pension funds, has notified Pier 1 Imports that he intends to present the following proposal for consideration at the annual meeting. The address and stock ownership of each of the proponents will be furnished by Pier 1 Imports’ Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

Mr. Liu has presented the proposal and supporting statement below, and we are presenting the proposal and supporting statement as they were submitted to us. While we take issue with a number of the statements contained in the proposal and the supporting statement, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree. The proposal is substantially similar to the proposals that Mr. Liu’s predecessor submitted for consideration at the last three annual meetings of Pier 1 Imports. On each prior occasion, the shareholders of Pier 1 Imports rejected and did not approve the substantially similar proposal.

If properly presented at the meeting, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on this proposal is required for approval of the proposal. Abstentions will be counted as represented and entitled to vote on this proposal and will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be considered entitled to vote on this proposal and will not be counted in determining the number of shares necessary for approval of the proposal.

The board of directors unanimously recommends a vote “AGAINST” this proposal.

Shareholder Proposal:

Resolved: That the shareholders of Pier 1 Imports, Inc. (the “Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Pier 1 Imports’ Response

As noted above, the proposal is substantially the same as the proposals that Pier 1 Imports shareholders defeated at our annual meetings held on June 28, 2007, June 20, 2008 and July 1, 2009. The proposal requests that the board of directors implement a performance-based incentive plan for senior executives (covering both annual performance-based incentive and long-term compensation) using defined financial performance criteria that are benchmarked against peer companies. Under the proposal, annual performance-based incentive and long-term compensation would be payable only if Pier 1 Imports’ performance were to exceed the peer group’s mean or median performance with respect to the selected financial performance criteria. The Supporting Statement of the proposal, however, conflicts with the proposal by limiting the peer group’s performance to a “median” performance with respect to the selected financial performance criteria.

In our opinion, the proposal continues to be unnecessary in light of Pier 1 Imports’ current turnaround efforts, its successes and the general operating environment in which the company competes. Moreover, it duplicates certain elements of Pier 1 Imports’ existing incentive compensation policies and practices. Pier 1 Imports’ current incentive plans (annual and long-term) already utilize financial performance criteria that are tied to an improvement of Pier 1 Imports’ financial performance. Although these plans do not condition awards on performance exceeding the mean or median of peer performance on the selected financial performance criteria, Pier 1 Imports nevertheless must surpass certain financial performance objectives before any annual performance-based incentive payments are made or long-term compensation has compensatory value to a senior executive. Pier 1 Imports believes that the tying of annual performance-based incentive payments and long-term compensation to the financial performance measures set forth in its executive compensation program will focus senior executives on building sustainable, long-term corporate value because Pier 1 Imports’ financial performance actually would have to improve before the annual performance-based incentive payments are made or the long-term compensation has any compensatory value.

Further, Pier 1 Imports believes that its current incentive plans provide more stringent standards for performance-based incentive plans than those set forth in the proposal. Indeed, the proposal, as written, could permit Pier 1 Imports to reward its senior executives when its financial performance exceeds that of its peers but has not resulted in any improved financial performance by Pier 1 Imports. In other words, if Pier 1 Imports performs poorly, but less poorly relative to its peers, its senior executives could be entitled to incentive compensation, a result contrary to the contention in the supporting statement that the proposal “will focus senior executives on building sustainable long-term corporate value.” If Pier 1 Imports were to base the awarding of annual performance-based incentive payments or other long-term compensation relative to the performance of companies that are losing value, the probability of such compensation being payable could be higher than when compared to the requirements of Pier 1 Imports’ current executive compensation program that are specific to Pier 1 Imports.

Pier 1 Imports’ short-term incentive plan for senior executives is administered by the board of directors’ compensation committee, whose duties include establishing a performance measure and quantifying it for each year for the payment of cash incentive awards. For fiscal 2010, pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (which allows for cash performance awards in addition to stock based awards) the committee established a performance measure of adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items, each as determined by the committee, or a subcommittee. Like prior years, we refer to this measure as the Profit Goal. For fiscal 2010, the committee established an annual performance-based incentive that allocated one-third of the total cash incentive award potential based on attainment of quarterly Profit Goals and two-thirds of the total cash incentive award potential based on attainment of an annual Profit Goal. The quarterly targets were based on projected company performance and were awarded on a “pass or fail” basis. The committee set quarterly Profit Goal target levels of negative $31,300,000 for the first quarter, negative $21,900,000 for the second quarter, negative $20,900,000 for the third quarter, and $25,100,000 for the fourth quarter, for a senior executive to receive 100% of his or her quarterly cash incentive award potential for each applicable quarter. For fiscal 2010, the committee set the annual Profit Goal target level of negative $49,000,000 based on projected company performance, for a senior executive to receive 100% of his or her annual cash incentive award component. An annual Profit Goal of $25,000,000 would result in the senior executive receiving 200% of his or her annual cash incentive award component. The Profit Goal targets and corresponding cash incentive award levels recommended by the committee were subsequently approved by the board of directors.

For fiscal 2010, Pier 1 Imports’ long-term incentive plan for senior executives consisted of cash performance awards issued under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan. Under the award, long-term incentives in the form of a cash award are payable if Pier 1 Imports attains the cumulative Profit Goal for fiscal years 2010, 2011 and 2012. Each year during the three-year period, a participant will earn one-third of the award if Pier 1 Imports attains the annual Profit Goal for the fiscal year. All awards under the long-term incentive are payable at the end of fiscal year 2012. The cash incentive award payable if Pier 1 Imports attains the cumulative Profit Goal is not dependent on the attainment of the annual Profit Goals.

Pier 1 Imports believes that long-term cash incentive awards provide an incentive opportunity that is competitive in the retail industry, effective as a retention tool, and supports Pier 1 Imports’ overall objective of long-term company profitability. To remain competitive, given our turnaround efforts, Pier 1 Imports must also design its executive incentive package to ensure its ability to attract and retain a highly skilled and motivated executive team, which is critical to its future success and to maximizing shareholder value. Pier 1 Imports’ executive pay, therefore, includes a healthy mix of annual cash incentive awards and long-term compensation components. Overall pay is heavily weighted toward incentive-based awards that are realized only when the established performance goals are achieved or exceeded. Using targets that are benchmarked to exceed peer group performance, however, is unrealistic given the turnaround environment in which Pier 1 Imports currently operates. Further, benchmarking the performance of a peer group of companies would be difficult given the size of the home furnishings industry, the fact that several businesses in that industry have failed and the fact that no single company competes directly in all aspects of Pier 1 Imports’ business. In addition, in this economic environment, using benchmarked targets that are tied to peer group performance may result in the payment of incentive awards for performance unrelated to improved financial performance or stock value appreciation at Pier 1 Imports.

No senior executive or key management employee of Pier 1 Imports earned or received a performance cash incentive award for fiscal years 2004, 2005, 2006, 2007 and 2009 because the established performance goals for those years were not met. In order to remain competitive, our pay program must be motivational, realistically achievable and tied to improved performance at Pier 1 Imports. We do not believe that a compensation plan designed according to the proposal would fulfill these objectives. Pier 1 Imports remains committed to utilizing rigorous performance goals as a measure of executive compensation and benchmarking its mix of base salary, short-term incentives and long-term incentives as elements of total compensation to peer group studies and surveys. As reflected in the Compensation Discussion and Analysis below, the Pier 1 Imports’ program as designed for fiscal 2010 was successful in moving Pier 1 Imports toward its goal of profitability.

It would be unwise at this time for Pier 1 Imports to choose to condition payment of incentives to senior executives and key management on meeting or exceeding performance standards based on defined financial performance criteria of other peers which bear no relation to Pier 1 Imports’ turnaround efforts, the general operating environment and our focus on increasing profitability. Pier 1 Imports prefers to design and implement both realistic and achievable annual and long-term incentive plans for its senior executives and key management team. An incentive compensation program that could permit payments to senior executives in certain circumstances when Pier 1 Imports has performed below its own expectations would fall well short of the objectives embodied in Pier 1 Imports’ existing program, which has proven to be effective in Pier 1 Imports’ current turnaround efforts, the general operating environment and our focus on a return to profitability. We believe that the performance measures used by Pier 1 Imports are set at levels that embody a “pay-for-superior-performance” standard because the financial performance of Pier 1 Imports would have to improve before any annual performance-based incentives were paid or long-term compensation had any value.

The board of directors unanimously recommends a vote “AGAINST” this proposal.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in Pier 1 Imports’ proxy statement.

COMPENSATION COMMITTEE

John H. Burgoyne, Chairman

Karen W. Katz

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis disclosure is to provide material information about Pier 1 Imports’ compensation objectives and policies for its named executive officers for fiscal 2010 and to put into perspective the tabular disclosures and related narratives that follow it.

Compensation Policies, Principles, and Objectives

Pier 1 Imports has established business priorities as part of our ongoing strategy to return our business to profitability. Pier 1 Imports’ success in effectively and efficiently executing these business priorities depends, in large part, on being able to successfully attract, motivate and retain a qualified management team and employees. Sourcing qualified candidates to fill important positions within Pier 1 Imports, particularly executive management, in the highly competitive retail environment is challenging, especially when coupled with our ongoing turnaround efforts. Accordingly, Pier 1 Imports’ overall compensation philosophy is that our executive compensation plan should be structured to attract and retain highly skilled and motivated individuals who will lead Pier 1 Imports to successful performance that is consistent with shareholders’ expectations. We accomplish this by creating total compensation packages which are competitive in the retail industry, fair and equitable among the executives, and which provide strong incentives for the long-term success and performance of Pier 1 Imports. Additionally, Pier 1 Imports provides both short-term and long-term incentives to our executives for the effective management of major functions, teamwork, and effective expense control. Success on these fronts leads to the overall success of Pier 1 Imports. Pier 1 Imports believes that as an executive’s level of responsibility increases, a greater portion of that executive’s potential total compensation should come from performance-based plans. This aligns management’s interests with shareholders’ interests as the executive’s potential total compensation will only increase when Pier 1 Imports’ performance improves.

Putting this philosophy into operation results in a total compensation package for Pier 1 Imports’ executive officers that targets the 50th percentile of Pier 1 Imports’ peer group when Pier 1 Imports achieves planned financial goals. Total compensation packages are designed to provide pay that targets the 75th percentile opportunity when Pier 1 Imports’ results significantly exceed planned financial goals.

For fiscal 2010, Pier 1 Imports used a group of peer companies to benchmark short-term incentive and long-term incentive elements of total compensation and non-employee director compensation. That group included Bed Bath & Beyond Inc., Blockbuster Inc., Borders Group, Inc., Charming Shoppes, Inc., Cost Plus, Inc., Eddie Bauer Holdings, Inc., Jo-Ann Stores, Inc., Kirkland’s, Inc., Liz Claiborne Inc., PetSmart, Inc., Restoration Hardware, Inc., Ross Stores, Inc., Stein Mart, Inc., Tuesday Morning Corporation, Williams-Sonoma, Inc., and Zale Corporation. Data for these companies was provided by Towers Watson & Co., the executive compensation consultant to the compensation committee.

Executive Compensation Components

In addition to base salary, short-term incentives, and long-term incentives, Pier 1 Imports’ compensation program in fiscal 2010 included retirement plans and a renewal and extension of Mr. Smith’s employment agreement, which is discussed separately below under the caption “Employment Agreements.”

Base Salary – Pier 1 Imports designs base salary to (i) reflect an individual’s experience, skills and level of responsibility, (ii) provide a fixed amount of compensation commensurate with market conditions for similar jobs, (iii) reflect an executive’s individual performance and contribution, and (iv) aid in the retention of key personnel. The aspects of individual performance that may be considered in the determination of each executive’s base salary include the individual’s contribution to achieving operating goals, expense control and expense reduction, profitability, and performance as compared to planned results. In addition, the following factors may be considered when assessing the performance of each named executive officer: thought leadership (analysis, judgment, and financial acumen), results leadership (planning and execution), people leadership (influence and execution), and personal leadership (the ability to trust, adapt and learn). In fiscal 2010, however, Pier 1 Imports management, through its human resources compensation group and Pier 1 Imports’ chief executive officer, recommended to the compensation committee no base pay increase for Pier 1 Imports’ named executive officers at the beginning of the fiscal year. The compensation committee agreed to support management’s recommendation and approved no increases in base pay.

Short-term Incentives – Pier 1 Imports designs short-term incentive cash awards to motivate executives to achieve superior quarterly and annual financial performance for Pier 1 Imports and to reward an executive’s contribution to achieving that financial performance. During fiscal 2010, Pier 1 Imports’ short-term incentive plan for its executives used a performance measure of adjusted consolidated operating cash earnings before interest, taxes, depreciation, and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items, each as determined by the compensation committee, or a subcommittee. For discussion purposes we refer to this measure as the Profit Goal. This performance measure was selected as the underlying financial measure because it focuses on factors that an individual participant’s actions can affect. In addition, the Profit Goal is a better measure of core operating performance because it eliminates the effects of financing and tax decisions as well as unusual charges and more closely reflects cash being generated by Pier 1 Imports’ ongoing core operations. The offering of a short-term incentive plan maintains Pier 1 Imports in a competitive position in the marketplace because meeting quarterly and annual financial goals are tied to the long-term success of Pier 1 Imports. Also, designing the short-term incentive Profit Goal specifically around Pier 1 Imports’ improved financial performance reinforces Pier 1 Imports’ turnaround strategy thereby leading, as reflected below, to profitability over time.

The following important factors went into developing the short-term incentive plan for fiscal 2010:

•	The plan was designed to reinforce the financial turnaround efforts of Pier 1 Imports, and focus management on making the organization more efficient in every way;

•	The plan was designed to reward quarterly performance as well as annual performance;

•	The plan was designed to reward a meaningful increase in the Profit Goal, on a year-over-year basis, before a cash incentive award is paid; and

•

The plan design allowed incentive targets for executive officers to vary by individual after consideration of relevant market and peer group compensation information, individual job responsibilities and other relevant information as appropriate given the needs of the business.

These factors were discussed with the compensation committee and, as a result, the compensation committee and board of directors approved the plan and set quarterly and annual Profit Goal target levels for fiscal 2010. The quarterly Profit Goals for fiscal 2010 were set at negative $31,300,000 for the first quarter, negative $21,900,000 for the second quarter, negative $20,900,000 for the third quarter, and $25,100,000 for the fourth quarter. The annual Profit Goal for fiscal 2010 was set at negative $49,000,000. This goal represented significant progress in returning Pier 1 Imports to profitability given the comparable annual Profit Goal measure achieved in fiscal 2009 of negative $60,000,000.

The quarterly component of the plan would pay 100% of an individual’s quarterly cash incentive award potential upon attainment of the Profit Goal for the applicable quarter. The annual component of the plan would pay 100% of an individual’s annual cash incentive award potential at a Profit Goal of negative $49,000,000, and a maximum of 200% of an individual’s annual cash incentive award potential at a Profit Goal of $25,000,000. A participant’s cash incentive award potential for fiscal 2010 was expressed as a percentage of the participant’s base salary.

In fiscal 2010, the quarterly incentive potential was 11.25% of annual base salary for Pier 1 Imports’ chief executive officer and 8.75% of annual base salary for the other named executive officers, except Mr. Benkel whose quarterly incentive potential was 6.25% of his annual base salary. The annual component in fiscal 2010 was 45% of annual base salary for Pier 1 Imports’ chief executive officer and 35% of annual base salary for the other named executive officers, except Mr. Benkel whose annual component was 25% of his annual base salary. The plan required participants to be employed with Pier 1 Imports at the end of each respective quarter and year-end to receive a cash incentive award, if any, for that performance period. The plan allows Pier 1 Imports’ chief executive officer to reduce the cash award of a participant as a result of individual performance. Pier 1 Imports believes that these target percentage levels were competitive when compared to Pier 1 Imports’ peer group as identified at the beginning of the fiscal year.

The actual quarterly Profit Goals for fiscal 2010 were calculated as negative $13,700,000 for the first quarter, negative $6,100,000 for the second quarter, $9,500,000 for the third quarter, and $42,200,000 for the fourth quarter. The calculated quarterly Profit Goals resulted in participants earning 100% of their quarterly cash incentive awards. The actual annual Profit Goal for fiscal 2010 was calculated as $31,900,000 and the short-term incentive plan achieved its desired effect of turning Pier 1 Imports toward profitability. The calculated annual Profit Goal resulted in participants earning 200% of their annual cash incentive award. The quarterly and annual cash incentive awards had a combined effect equal to 150% of the participant’s cash incentive award potential. In addition, the compensation committee on March 26, 2010 awarded each named executive officer a discretionary bonus for their contributions in Pier 1 Imports’ exceeding the fiscal 2010 financial expectations. Those discretionary bonus amounts are shown in the Summary Compensation Table below.

Long-term Incentives – Pier 1 Imports designs its long-term incentive awards to support Pier 1 Imports’ overall objectives of long-term company profitability, competitiveness in the retail industry, and retention of executives. Pier 1 Imports’ long-term incentive plan for fiscal 2010 was comprised of cash performance awards based on three fiscal year individual and cumulative Profit Goal targets. Pier 1 Imports believes that the design of this cash performance award provides a long-term incentive opportunity that is both competitive in the retail industry and serves as a retention tool.

During fiscal 2010 for each named executive officer, other than the chief executive officer, Pier 1 Imports established a long-term incentive cash award payable if each annual Profit Goal and the cumulative Profit Goal for fiscal years 2010, 2011 and 2012 are met. Each year during the three-year period, a participant will earn one-third of the award if Pier 1 Imports attains the annual Profit Goal for the fiscal year. All awards earned under the long-term incentive are payable at the end of fiscal year 2012 provided the participant is employed on such date. The cash incentive award payable if Pier 1 Imports attains the cumulative Profit Goal is not dependent on the attainment of the annual Profit Goals. The long-term cash incentive award potential of an eligible named executive officer was 50% of his or her fiscal 2010 annual base salary if the cumulative three-year Profit Goal were reached, other than Mr. Turner whose award potential was approximately 55%. As noted above, the Profit Goal for fiscal 2010 was met and each participant earned one-third of the award, payable at the end of fiscal year 2012 if the participant is employed at that time. The plan allows Pier 1 Imports’ chief executive officer to reduce the cash award of a participant as a result of individual performance.

Pier 1 Imports’ chief executive officer, Mr. Smith, did not participate in the fiscal 2010 long-term incentive cash award given his employment inducement stock option award described below which is based on Pier 1 Imports’ performance for fiscal 2010.

Retirement and Other Plans – Pier 1 Imports offers a supplemental retirement plan which is designed to provide certain executives with post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1 Imports’ 401(k) plan. The plan also assists Pier 1 Imports in attracting and retaining executives. The plan is discussed and described below under the caption “Pension Benefits Table for the Fiscal Year Ended February 27, 2010.”

Pier 1 Imports also offers a non-qualified deferred compensation plan known as the Pier 1 Benefit Restoration Plan II to its executives and key members of management. This plan is also designed to provide post-employment financial security and to mitigate the effects of deferral limitations on highly compensated individuals in qualified plans such as Pier 1 Imports’ 401(k) plan. The plan also assists Pier 1 Imports in attracting and retaining executives and key members of management. The plan is described and discussed below under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 27, 2010.”

Employment Agreements – From time to time, Pier 1 Imports utilizes employment agreements to create continuity of an executive’s services and to mitigate the executive’s risk of involuntary termination (other than for cause) or the executive’s voluntary termination based on a good reason, both events as defined in the agreement.

Mr. Smith and Pier 1 Imports have entered into an employment agreement for Mr. Smith’s employment as Pier 1 Imports’ president and chief executive officer. The initial term of the employment agreement was for three years, beginning February 19, 2007 and expiring on February 27, 2010. On December 15, 2009, Mr. Smith and Pier 1 Imports entered into a renewal and extension of the employment agreement effective February 28, 2010, the first day of fiscal 2011. The term of the employment agreement is for three fiscal years ending on March 2, 2013, and is renewable one fiscal year at a time unless Pier 1 Imports or Mr. Smith gives notice of non-renewal at least 60 days prior to the term expiration.

Pursuant to the renewal and extension, Mr. Smith continues his base salary of $1,050,000 per year, which amount may be adjusted from time-to-time by the compensation committee. He also is eligible to participate in Pier 1 Imports’ short-term and long-term incentive cash awards during the renewal term.

Pursuant to Mr. Smith’s initial employment agreement, Mr. Smith was granted two stock options (“Option 1” and “Option 2,” and, collectively, the “Options”), to purchase an aggregate of 3,000,000 shares of Pier 1 Imports’ common stock at a price of $6.69 per share. The Options were granted as an employment inducement award, and not under any stock option or other equity incentive plan adopted by Pier 1 Imports. Option 1 for 1,000,000 shares was time-based, vested in full on February 19, 2008 and expires February 19, 2017 if not exercised.

Option 2 for 2,000,000 shares was performance-based and vested up to 1,000,000 shares in fiscal 2009 and fiscal 2010, respectively, upon Pier 1 Imports meeting adjusted consolidated operating cash earnings before interest, taxes, depreciation, and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items (“EBITDA”) for fiscal 2009 and fiscal 2010. For purposes of the discussion below, we refer to this performance measure as the “EBITDA Target.” The EBITDA Target for fiscal 2009 was established by the board of directors and was the same measure as the Profit Goal for Pier 1 Imports’ short-term incentive plan for fiscal 2009 of $40,000,000. In conjunction with establishing the short-term incentive plan and performance measures for fiscal 2009, the board of directors in March of 2008 authorized an amendment to Mr. Smith’s employment and option agreements whereby Option 2 could have vested up to 1,000,000 shares based upon achieving a percentage of the fiscal 2009 EBITDA Target as follows:

100% of the 2009 EBITDA Target	–	1,000,000 shares;
96% of the 2009 EBITDA Target	–	900,000 shares;
92% of the 2009 EBITDA Target	–	800,000 shares;
88% of the 2009 EBITDA Target	–	700,000 shares;
84% of the 2009 EBITDA Target	–	600,000 shares; and
80% of the 2009 EBITDA Target	–	500,000 shares.

The threshold level of the EBITDA Target for fiscal 2009 was not achieved; therefore, none of the 1,000,000 shares vested at the end of fiscal 2009.

The EBITDA Target for fiscal 2010 was established by the board of directors and was the same measure as the Profit Goal for the annual short-term incentive plan for fiscal 2010 of negative $49,000,000, which goal represented significant progress in returning Pier 1 Imports to profitability given the comparable annual Profit Goal measure achieved in fiscal 2009 of negative $60,000,000. Option 2 could vest up to 1,000,000 shares based upon achieving a percentage of the EBITDA Target for fiscal 2010 as follows:

100% of the 2010 EBITDA Target	–	1,000,000 shares;
98% of the 2010 EBITDA Target	–	900,000 shares;
96% of the 2010 EBITDA Target	–	800,000 shares;
94% of the 2010 EBITDA Target	–	700,000 shares;
92% of the 2010 EBITDA Target	–	600,000 shares; and
90% of the 2010 EBITDA Target	–	500,000 shares.

The actual EBITDA for fiscal 2010 was calculated at $31,900,000 and the remaining 1,000,000 shares vested upon the filing of the 2010 Form 10-K. The 1,000,000 vested options have an exercise price of $6.69 per share and expire on February 19, 2017, if not exercised.

Mr. Smith’s initial employment agreement states that if Pier 1 Imports’ aggregate EBITDA for fiscal years 2009 and 2010 equal or exceed the sum of the fiscal 2009 EBITDA Target plus the fiscal 2010 EBITDA Target, then the Option 2 shares that did not vest at the end of fiscal 2009 could be earned and vest at the end of fiscal 2010. The aggregate fiscal 2009 and fiscal 2010 EBITDA amounts were not greater than the sum of the EBITDA Targets for fiscal years 2009 and 2010; therefore, the 1,000,000 Option 2 shares that did not vest at the end of fiscal 2009 were forfeited.

Pursuant to the renewal and extension of Mr. Smith’s employment agreement, Mr. Smith received a grant of 375,000 shares of restricted stock on December 18, 2009, under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, which will vest one-third per year on the first three anniversaries of the grant date, provided Mr. Smith is employed on such dates. Additional grants of 375,000 shares of restricted stock are to be made to Mr. Smith on February 28, 2010, February 27, 2011 and February 26, 2012, provided Mr. Smith is employed on such dates. The additional restricted stock grants will vest as follows: (i) one-half of the 375,000 shares of restricted stock will vest one-third per year on the last day of the fiscal year in which the grant occurred and on the last day of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year; and (ii) the other one-half of the 375,000 shares of restricted stock will vest one-third upon Pier 1 Imports satisfying the adjusted consolidated EBITDA target established by the compensation committee for the fiscal year in which the grant occurred and will vest one-third for each of the following two fiscal years upon Pier 1 Imports satisfying the adjusted consolidated EBITDA target established by the compensation committee for the respective fiscal year, provided that vesting for each fiscal year is conditioned upon Mr. Smith being employed on the last day of each such fiscal year. If an adjusted consolidated EBITDA target for a particular fiscal year is partially met, then the number of shares that could vest is adjusted as follows (with interpolation between the target levels):

100% of the EBITDA Target	–	62,500 shares;
96% of the EBITDA Target	–	56,250 shares;
92% of the EBITDA Target	–	50,000 shares;
88% of the EBITDA Target	–	43,750 shares;
84% of the EBITDA Target	–	37,500 shares; and
80% of the EBITDA Target	–	31,250 shares.

Over each three-year performance (vesting) period, if the adjusted consolidated EBITDA targets are not satisfied in any fiscal year, those shares that do not vest may still vest if the sum of consecutive years’ adjusted consolidated EBITDA equals or exceeds the sum of the individual consecutive fiscal year adjusted consolidated EBITDA targets.

The employment agreement as renewed and extended continues the following terms from the initial employment agreement:

•	Non-solicitation and non-competition agreements binding Mr. Smith for one year following termination of employment; and

•

In the event that the total payments and benefits received by Mr. Smith or to be received by Mr. Smith in connection with a change in control of Pier 1 Imports or in connection with Mr. Smith’s termination of employment in respect of such a change in control, whether pursuant to the terms of his employment agreement or any other plan, arrangement or agreement with Pier 1 Imports (“Total Payments”), would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Pier 1 Imports is obligated to pay to Mr. Smith an additional amount (the “Gross-Up Payment”) such that after payment by Mr. Smith of all taxes (including any excise tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Mr. Smith retains from the Gross-Up Payment an amount equal to the excise tax imposed upon the Total Payments. The Total Payments subject to the excise tax will be any payments that are “excess parachute payments,” within the meaning of Section 280G(b)(l) of the Internal Revenue Code.

Mr. Smith’s initial employment agreement and his renewed and extended employment agreement specifically exclude a change in control of Pier 1 Imports as grounds by either Pier 1 Imports or Mr. Smith to terminate either agreement, and a change in control of Pier 1 Imports does not constitute a “Good Reason” under either agreement. However, under the Pier 1 Imports, Inc. Supplemental Retirement Plan, as disclosed in the table below under the caption “Potential Payments upon Termination or Change in Control,” Mr. Smith would be entitled to receive the present value of the lump-sum amount of the actuarial equivalent of his benefits assuming that Mr. Smith is involuntarily terminated other than for cause, or leaves the employment of Pier 1 Imports for good reason (as defined in the plan), within 24 months of a change in control (as defined in the plan) of Pier 1 Imports. Had Mr. Smith’s employment terminated on February 27, 2010, Mr. Smith would not, however, have been entitled to receive a Gross-Up Payment.

Under Mr. Smith’s employment agreement as renewed and extended, should Mr. Smith’s employment be terminated by Pier 1 Imports without Cause or by Mr. Smith with Good Reason (as such terms are defined in the agreement), then any and all of Mr. Smith’s outstanding restricted stock that has been granted and has not vested will vest. In addition, Mr. Smith will be paid the greater of (1) his compensation and benefits through the end of the then-existing employment agreement term; plus an amount equal to the higher of (i) the last annual cash bonus paid to Mr. Smith or (ii) the average of the last three annual cash bonuses paid to Mr. Smith; plus any and all long-term incentive cash award bonuses which have been earned but not paid because the entire performance period has not ended, or (2) a severance amount equal to one full year of Mr. Smith’s then-existing base salary, and any and all long-term incentive cash award bonuses which have been earned but not paid because the entire performance period has not ended. Upon the non-renewal of the employment agreement by Pier 1 Imports, Mr. Smith will be paid the amount stated in (2) above, and any and all of Mr. Smith’s outstanding restricted stock that has been granted and has not vested will vest.

Compensation Determinations and Role of Executive Officers

Base pay, short-term incentive and long-term incentive compensation recommendations for the named executive officers were presented to the compensation committee at their meeting in March of 2009. The presentation included recommendations of Pier 1 Imports’ chief executive officer and human resources compensation group on those elements of compensation, plus recommended plan design changes, if any, and a summary of all short- and long-term incentive awards to eligible levels of management. From time to time, these types of presentations may include survey data from a peer group of retail companies for the compensation committee’s consideration. That data may include studies and recommendations from independent outside consultants. Generally, the compensation committee approves the fiscal year compensation in March of each year with an effective date in April. Implementation of short- and long-term incentive compensation for the year occurs after compensation committee and board of directors approval.

Pier 1 Imports’ Policy on Share Ownership

The Pier 1 Imports’ board of directors has adopted voluntary stock ownership guidelines for its non-employee directors. These guidelines state that the board of directors believes that each non-employee director should acquire ownership of 50,000 or more shares of Pier 1 Imports’ common stock within five years of becoming a director. Shares counted toward ownership include shares beneficially owned directly or indirectly and DSU’s credited to the non-employee director. Pier 1 Imports’ board of directors, upon the recommendation of the compensation committee, has approved, beginning with fiscal 2011, stock ownership guidelines for its executive officers.

Pier 1 Imports has a written insider trading policy that among other things prohibits directors, officers and employees from selling short a Pier 1 Imports security, or trading in options on a Pier 1 Imports security, including calls and puts.

Pier 1 Imports’ Policy on Section 162(m)

Pier 1 Imports considers the effect of limitations on deductibility of compensation for federal income tax purposes. Section 162(m) of the Internal Revenue Code generally denies public companies like Pier 1 Imports a federal income tax deduction for compensation paid to the chief executive officer or any of the three other most highly compensated officers (not including the principal financial officer) that exceeds $1,000,000 for each such officer during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders is not subject to this deduction limitation. Pier 1 Imports attempts to preserve the federal tax deductibility of compensation to the extent reasonably practicable when doing so is consistent with the executive compensation objective and goals mentioned above. While Pier 1 Imports is aware of and understands the requirements of Section 162(m), it does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Pier 1 Imports may approve elements of compensation for certain officers that are not fully deductible by Pier 1 Imports. For fiscal 2010, the only officer who received compensation that was not fully deductible was Mr. Smith.

Compensation Risk

Although the majority of potential compensation provided to our executive officers is performance-based, we do not believe that Pier 1 Imports’ compensation policies, principles, objectives and practices are structured to promote inappropriate risk taking by our executives. We believe that the focus of Pier 1 Imports’ overall compensation program encourages management to take a balanced approach that focuses on returning the company to profitability.

Summary Compensation Table for the Fiscal Years Ended February 27, 2010, February 28, 2009 and March 1, 2008

The following table sets forth a summary of the compensation in the past three fiscal years for services rendered in all capacities to Pier 1 Imports and its subsidiaries by the chief executive officer, chief financial officer and the three other most highly compensated executive officers.

Name & Principal Position	Fiscal Year	Salary(3) ($)	Bonus(4) ($)	Stock Awards(5) ($)		Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(8) ($)	All Other Compensation(9) ($)	Total ($)
Alexander W. Smith	2010	$1,050,000	$42,525	$4,359,375	(1)	$328,800	$1,417,500	$764,759	$38,966	$8,001,925
President and	2009	$1,049,039	$0	N/A		N/A	$0	$681,873	$6,996	$1,737,908
Chief Executive Officer	2008	$1,000,000	$750,000	N/A		N/A	$0	$2,518,685	$637,144	$4,905,829

Charles H. Turner	2010	$460,000	$14,490	N/A		N/A	$568,000	$347,281	$6,112	$1,395,883
Executive Vice President	2009	$459,423	$0	$117,750		$156,375	$0	$654,707	$22,138	$1,410,393
and Chief Financial	2008	$425,231	$0	$93,240		$199,950	$387,000	$385,998	$65,920	$1,557,339
Officer

Michael R. Benkel(2)	2010	$300,000	$6,750	N/A		N/A	$275,000	$0	$224,795	$806,545
Senior Vice President,
Planning and Allocations

Gregory S. Humenesky	2010	$330,000	$10,395	N/A		N/A	$401,500	$104,083	$7,350	$853,328
Executive Vice President,	2009	$329,423	$0	$111,750		$156,375	$0	$68,365	$9,300	$675,213
Human Resources	2008	$296,923	$0	$93,240		$199,950	$270,000	$12,034	$28,252	$900,399

Sharon M. Leite(2)	2010	$330,000	$10,395	N/A		N/A	$398,613	$0	$86,985	$825,993
Executive Vice President,	2009	$329,423	$0	$111,750		$156,375	$0	N/A	$24,066	$621,614
Stores

(1)	Pursuant to the renewal and extension of Mr. Smith’s employment agreement, he received a grant of 375,000 shares of time-based restricted stock on December 18, 2009. Additional grants of 375,000 shares of restricted stock are to be made to Mr. Smith on each of February 28, 2010, February 27, 2011 and February 26, 2012, provided Mr. Smith is employed on such dates. One-half of each of the additional grants will be time-based and the other half will be performance-based. In accordance with FASB ASC Topic 718, all 937,500 shares of the time-based restricted stock granted and to be granted pursuant to the renewed and extended employment agreement have a grant date for accounting purposes as of the date of the agreement of December 15, 2009, which is also the service inception date, and the aggregate grant date fair value of these awards has been included in the table above. Fair value is calculated using the closing price of Pier 1 Imports’ common stock on the grant date. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officer.

As of February 27, 2010, only 375,000 of the shares subject to time-based vesting have been legally granted to Mr. Smith; however, the Company is obligated to grant the remaining 562,500 shares subject to time-based vesting (in addition to the 562,500 shares subject to performance-based vesting) in the future in accordance with his employment agreement. The time-based awards will vest over a period of more than five years. No fair value for Mr. Smith’s performance-based grants has been included in the table above because the performance targets for each of these respective grants had not been set as of February 27, 2010, and therefore, no accounting grant date had been established. The accounting grant date for these performance-based awards will be the date on which the respective targets are established for each fiscal year. Based on the closing price of Pier 1 Imports’ common stock of $6.50 when the performance targets were set on March 26, 2010, the aggregate grant date fair value of the fiscal 2011 performance-based grant under Mr. Smith’s agreement is estimated to be $406,250 for the fiscal year ended February 26, 2011.

(2)	Mr. Benkel’s employment began in fiscal 2009 and he was not a named executive officer in fiscal 2009. Ms. Leite’s employment began in fiscal 2008 and she was not a named executive officer in fiscal 2008.

(3)	This column represents the amount of base salary paid to the named executive officer during each fiscal year.

(4)	This column represents discretionary bonus amounts earned in fiscal 2010 as described in the Compensation Discussion and Analysis above.

(5)	This column represents the grant date fair value of time-based restricted stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For time-based restricted stock awards, fair value is calculated using the closing price of Pier 1 Imports’ common stock on the date of grant. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officer.

(6)	This column represents the grant date fair value of stock options granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to note #8 to the Pier 1 Imports, Inc. consolidated financial statements in the 2010 Form 10-K for additional information on the valuation assumptions used in the calculation of the option awards grant date fair value included in the Summary Compensation Table above. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

As noted in the discussion of Mr. Smith’s employment agreement in the Compensation Discussion and Analysis, the threshold level of the fiscal 2009 EBITDA Target for Option 2 granted to Mr. Smith was not achieved; therefore, none of the first 1,000,000 shares granted in Option 2 vested. The fiscal 2010 EBITDA Target was met and all of the second 1,000,000 shares granted in Option 2 vested. The table shows the grant date fair value of the second 1,000,000 options, which was determined in fiscal 2010 when the performance targets related to the options were set by the board.

(7)	This column includes the short-term and long-term incentive amounts earned in fiscal 2010.

(8)	This column represents the sum of the change in pension value and above market earnings on non-qualified deferred compensation earnings for each of the named executive officers. Neither Ms. Leite nor Mr. Benkel participated in a Pier 1 Imports defined benefit plan during the years presented.

The change in pension value was:

Name	Fiscal 2010	Fiscal 2009	Fiscal 2008
Alexander W. Smith	$764,755	$681,873	$2,518,685

Charles H. Turner	$346,637	$654,343	$385,629

Gregory S. Humenesky	$103,615	$68,092	$11,799

See the Pension Benefits Table below for additional information.

During fiscal 2009 and 2008, neither Mr. Smith nor Ms. Leite participated in a Pier 1 Imports non-qualified deferred compensation plan. The above-market earnings on the non-qualified deferred compensation plan(s) in which the below named executive officers participated were:

Name	Fiscal 2010	Fiscal 2009	Fiscal 2008

Alexander W. Smith	$4	N/A	N/A

Charles H. Turner	$644	$364	$369

Michael R. Benkel	$0	N/A	N/A

Gregory S. Humenesky	$468	$273	$235

Sharon M. Leite	$0	N/A	N/A

Above-market earnings represent the difference between 120% of the long-term applicable federal rate at the time the rate for the plan was selected and the annual interest credited in calendar years 2010, 2009, 2008 and 2007 of 7.47%, 7.39%, 7.03% and 7.05%, respectively, by Pier 1 Imports on salary deferred by the named executive officers plus Pier 1 Imports match amounts under the non-qualified deferred compensation plan described below under the caption “Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 27, 2010.” Additional information on this plan and the indicated named executive officer’s participation is shown in that table.

(9)	The following table describes each component of All Other Compensation for fiscal 2010:

Fiscal 2010 All Other Compensation

Name	Tax Gross- ups(a)	Payments Relating to Employee Savings Plans(b)	Moving and Relocation Expenses(c)	Other Expenses(d)	Total All Other Compensation

Alexander W. Smith	$0	$8,966	$0	$30,000	$38,966

Charles H. Turner	$0	$6,112	$0	$0	$6,112

Michael R. Benkel	$55,957	$692	$168,146	$0	$224,795

Gregory S. Humenesky	$0	$7,350	$0	$0	$7,350

Sharon M. Leite	$20,816	$5,827	$60,342	$0	$86,985

(a)	All eligible employees of Pier 1 Imports are entitled, pursuant to our relocation policy, to have their wages “grossed-up” to offset the effects of tax liability associated with non-deductible relocation and moving expenses reimbursed to the employee. This column reports the amount of gross-ups for taxes paid to the named executive officers. The amount paid to Ms. Leite was for taxes on reimbursements taxable to Ms. Leite for non-deductible moving and relocation expenses from her residence in Columbus, Ohio to Fort Worth, Texas, and for taxes on non-deductible travel expenses paid by Pier 1 Imports for her travel between Columbus, Ohio and Fort Worth, Texas during her period of relocation. The amount paid to Mr. Benkel was for taxes on reimbursements taxable to Mr. Benkel for non-deductible moving and relocation expenses from his residence in Alamo, California to Fort Worth, Texas.

(b)	This column reports Pier 1 Imports matching contributions to the named executive officer’s 401(k) savings account, Benefit Restoration Plan II account and Stock Purchase Plan account.

Those contributions were as follows:

Name	401(k)	BRP II	SPP	Total

Alexander W. Smith	$5,331	$3,635	N/A	$8,966

Charles H. Turner	$4,696	$531	$885	$6,112

Michael R. Benkel	$0	$692	N/A	$692

Gregory S. Humenesky	$7,350	$0	N/A	$7,350

Sharon M. Leite	$5,446	$381	N/A	$5,827

Pier 1 Imports’ 401(k) and Stock Purchase Plan are broad based plans available to all eligible employees on a non-discriminatory basis. All stock purchases and contributions under the Stock Purchase Plan were suspended on March 28, 2009. Matching contributions under the Stock Purchase Plan were 25% for each named executive officer.

(c)	This column reports the reimbursement paid to Mr. Benkel for his moving and relocation expenses from his residence in Alamo, California to Fort Worth, Texas. This column also reports $53,792 reimbursement paid to Ms. Leite for her moving and relocation expenses from her residence in Columbus, Ohio to Fort Worth, Texas, and travel expenses of $6,550 paid by Pier 1 Imports for her travel between Columbus, Ohio and Fort Worth, Texas during her period of relocation.

(d)	This column reports $30,000 paid to Mr. Smith’s law firm pursuant to his renewed and extended employment agreement for legal fees and costs incurred by Mr. Smith in connection with the negotiation and implementation of the renewal and extension.

Grants of Plan-Based Awards for the Fiscal Year Ended February 27, 2010

As set forth in the Compensation Discussion and Analysis above, during fiscal 2010 Pier 1 Imports granted short-term cash incentive awards pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan to the named executive officers. Quarterly and annual cash incentive awards are paid if Pier 1 Imports attains certain quarterly and annual targeted levels of adjusted consolidated operating cash earnings before interest, taxes, depreciation, and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items, each as determined by the compensation committee, or a subcommittee. For discussion purposes we refer to this measure as the Profit Goal. The participant must be employed at the end of the applicable quarter to receive any quarterly cash incentive award and also at the end of the fiscal year to receive any annual cash incentive award. An executive’s cash incentive award potential is expressed as a percentage of his or her annual base salary for the fiscal year. The quarterly cash incentive award potential for Mr. Smith was 11.25% of his annual base salary, for Messrs. Turner and Humenesky and Ms. Leite was 8.75% of their annual base salary, and for Mr. Benkel was 6.25% of his annual base salary. The annual cash incentive award potential for Mr. Smith was 45% of his annual base salary, for Messrs. Turner and Humenesky and Ms. Leite was 35% of their respective annual base salary, and for Mr. Benkel was 25% of his annual base salary.

Also, and as set forth in the Compensation Discussion and Analysis above, during fiscal 2010 Pier 1 Imports granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan long-term cash incentive awards to the named executive officers, other than Mr. Smith. These cash performance awards are payable if Pier 1 Imports attains the cumulative Profit Goal for fiscal years 2010, 2011 and 2012. Each year during the three-year period, a participant will earn one-third of the award if Pier 1 Imports attains the annual Profit Goal for the fiscal year. All awards earned under the long-term cash incentive are payable at the end of fiscal year 2012 provided the participant is employed on such date. The cash incentive award payable if Pier 1 Imports attains the cumulative Profit Goal is not dependent on the attainment of the annual Profit Goals. The long-term cash incentive award potential of an eligible named executive officer is 50% of his or her fiscal 2010 annual base salary if the cumulative three-year Profit Goal is reached, other than Mr. Turner whose award potential is approximately 55%. Mr. Smith did not participate in the long-term cash incentive award given his employment inducement stock option award based on Pier 1 Imports’ performance for fiscal 2010 as described in the Compensation Discussion and Analysis above.

The following table sets forth information relating to grants of plan-based awards during the fiscal year ended February 27, 2010 to the executive officers named in the Summary Compensation Table.

Name	Grant Date	Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alexander W. Smith	05/08/2009	03/24/2009	$118,125	$945,000	$1,417,500	–	N/A	–	–	N/A	N/A	N/A

	12/15/2009	12/15/2009	–	–	–	–	N/A	–	375,000	N/A	N/A	$1,743,750

	12/15/2009	12/15/2009	–	–	–	–	N/A	–	187,500	N/A	N/A	$871,875

	12/15/2009	12/15/2009	–	–	–	–	N/A	–	187,500	N/A	N/A	$871,875

	12/15/2009	12/15/2009	–	–	–	–	N/A	–	187,500	N/A	N/A	$871,875

Charles H. Turner	05/08/2009	03/24/2009	$40,250	$322,000	$483,000	–	N/A	–	–	N/A	N/A	N/A

	07/02/2009	03/24/2009	$85,000	$255,000	$255,000	–	N/A	–	–	N/A	N/A	N/A

Michael R. Benkel	05/08/2009	03/24/2009	$18,750	$150,000	$225,000	–	N/A	–	–	N/A	N/A	N/A

	07/02/2009	03/24/2009	$50,000	$150,000	$150,000	–	N/A	–	–	N/A	N/A	N/A

Gregory S. Humenesky	05/08/2009	03/24/2009	$28,875	$231,000	$346,500	–	N/A	–	–	N/A	N/A	N/A

	07/02/2009	03/24/2009	$55,000	$165,000	$165,000	–	N/A	–	–	N/A	N/A	N/A

Sharon M. Leite	05/08/2009	03/24/2009	$28,875	$231,000	$346,500	–	N/A	–	–	N/A	N/A	N/A

	07/02/2009	03/24/2009	$55,000	$165,000	$165,000	–	N/A	–	–	N/A	N/A	N/A

(1)	These columns show the potential value of the payout for each named executive officer under the quarterly and annual short-term cash incentive award described above (grant date May 8, 2009) if the threshold, target or maximum amount of the Profit Goals for fiscal 2010 is met. These columns also show the potential value of the payout for each named executive officer other than Mr. Smith, under the long-term incentive cash award described above (grant date July 2, 2009) if a threshold or target amount of the cumulative Profit Goal for fiscal years 2010, 2011 and 2012 is met provided the eligible named executive officer is employed at the end of fiscal 2012. The calculations for the short-term and long-term incentives are based on the named executive officer’s fiscal 2010 annual base salary as of the last day of the fiscal year – February 27, 2010. The fiscal 2010 annual base salary in effect for cash incentive award calculations for Mr. Smith was $1,050,000; for Mr. Turner was $460,000; for Mr. Benkel was $300,000; for Mr. Humenesky was $330,000; and for Ms. Leite was $330,000.

(2)	This column represents the aggregate grant date fair value of time-based restricted stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For time-based restricted stock awards, fair value is calculated using the closing price of Pier 1 Imports’ common stock on the date of grant. These amounts reflect Pier 1 Imports’ accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officer. Pursuant to the renewal and extension of Mr. Smith’s employment agreement, he received a grant of 375,000 shares of time-based restricted stock on December 18, 2009 under the 2006 Stock Incentive Plan. Additional grants of 375,000 shares of restricted stock are to be made to Mr. Smith on each of February 28, 2010, February 27, 2011 and February 26, 2012, provided Mr. Smith is employed on such dates. One-half, or 187,500 shares, of each of the additional grants will be time-based and the other half will be performance-based grants. In accordance with FASB ASC Topic 718, all 937,500 shares of the time-based restricted stock granted and to be granted pursuant to the renewed and extended employment agreement have been granted for accounting purposes as of the date of the agreement of December 15, 2009, which is also the service inception date, and the grant date fair value of each of these awards has been included in the table above.

As of February 27, 2010, only 375,000 of the shares subject to time-based vesting have been legally granted to Mr. Smith under the 2006 Stock Incentive Plan; however, the Company is obligated to grant the remaining 562,500 shares that are subject to time-based vesting in the future in accordance with his employment agreement. The time-based awards will vest over a period of more than five years. Mr. Smith’s performance-based grants of 562,500 shares to be made in the future (and any corresponding fair value) have not been included in the table above because the performance targets for each of these respective grants had not been set as of February 27, 2010, and therefore, no accounting grant date had been established. The accounting grant date for these performance-based awards will be the date on which the respective targets are established for each fiscal year.

Outstanding Equity Awards Table for the Fiscal Year Ended February 27, 2010

The following table provides information on the current outstanding stock option and restricted stock awards held by each named executive officer as of the end of fiscal 2010. Market value was determined using the closing price of Pier 1 Imports’ common stock of $6.11 (the NYSE closing price on February 26, 2010, which was the last business day of fiscal 2010).

Name	Grant Date(1)	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)

Alexander W. Smith	02/19/2007 02/19/2007 12/15/2009	1,000,000		1,000,000	(3)	$ $	6.6900 6.6900	02/19/2017 02/19/2017	937,500	(5)		$4,359,375

Charles H. Turner	10/12/2000 09/27/2001 09/26/2002 09/25/2003 06/28/2004 07/01/2005 06/23/2006 04/13/2007 04/11/2008	60,000 75,000 100,000 100,000 100,000 20,000 22,500 30,000 11,250	7,500 30,000 33,750			$ $ $ $ $ $ $ $ $	10.4375 8.2600 20.3800 19.4000 17.2500 14.2500 7.5500 7.7700 7.4500	10/12/2010 09/27/2011 09/26/2012 09/25/2013 06/28/2014 07/01/2015 06/23/2016 04/13/2017 04/11/2018
	04/13/2007 04/11/2008								4,080 10,050		$ $	24,929 61,406

Michael R. Benkel	09/15/2008	7,500	22,500				$4.2400	9/15/2018
									N/A			N/A

Gregory S. Humenesky	03/03/2005 07/01/2005 06/23/2006 04/13/2007 04/11/2008	5,000 20,000 22,500 30,000 11,250	7,500 30,000 33,750			$ $ $ $ $	18.4900 14.2500 7.5500 7.7700 7.4500	03/03/2015 07/01/2015 06/23/2016 04/13/2017 04/11/2018
	04/13/2007 04/11/2008								4,080 10,050		$ $	24,929 61,406

Sharon M. Leite	08/06/2007 04/11/2008	15,000 11,250	15,000 33,750			$ $	6.2500 7.4500	08/06/2017 04/11/2018
	08/06/2007 04/11/2008								2,040 10,050		$ $	12,464 61,406

(1)	For better understanding of this table, we have included an additional column showing the accounting grant date of the stock options and restricted stock awards.

(2)	Stock options become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
06/23/2006, 04/13/2007, 08/06/2007,	25% per year beginning on the anniversary of grant date.
04/11/2008 and 09/15/2008

(3)	As discussed in the Compensation Discussion and Analysis above, 1,000,000 shares of Option 2 vested upon filing of the 2010 Form 10-K.

(4)	Time-based restricted stock awards, other than those granted to Mr. Smith, vest according to the following schedule:

Grant Date	Vesting
04/13/2007, 08/06/2007 and 04/11/2008	33%, 33% and 34%, respectively, on each anniversary of the grant date provided that the participant is employed at the vesting date.

(5)	See footnote #1 to the “Summary Compensation Table for the Fiscal Years Ended February 27, 2010, February 28, 2009 and March 1, 2008” and footnote #2 to the “Grants of Plan-Based Awards for the Fiscal Year Ended February 27, 2010” table above for more information regarding these awards. The time-based restricted stock award granted to Mr. Smith on December 18, 2009 vests one-third per year on the first three anniversaries of the grant date, provided Mr. Smith is employed on such dates. The time-based restricted stock awards to be granted to Mr. Smith on February 28, 2010, February 27, 2011 and February 26, 2012 vest one-third per year on the last day of the fiscal year in which the grant occurred and on the last day of each of the following two fiscal years, provided Mr. Smith is employed on the last day of each such fiscal year.

Option Exercises and Stock Vested Table for the Fiscal Year Ended February 27, 2010

The following table provides information for each named executive officer on (a) stock option exercises during fiscal 2010, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares for which forfeiture restrictions lapse upon the vesting of time-based restricted stock awards and the value realized. In each event the value realized is before payment of any applicable withholding tax and broker commissions.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Grant Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Alexander W. Smith	0	$0	N/A	N/A		N/A

Charles H. Turner	0	$0	04/11/2008 04/13/2007 06/23/2006	4,950 3,960 3,740	$ $ $	4,208 3,406 6,956

Michael R. Benkel	0	$0	N/A	N/A		N/A

Gregory S. Humenesky	0	$0	04/11/2008 04/13/2007 06/23/2006	4,950 3,960 3,740	$ $ $	4,208 3,406 6,956

Sharon M. Leite	0	$0	04/11/2008 08/06/2007	4,950 1,980	$ $	4,208 4,653

(1)

On April 11, 2008, April 13, 2007 and June 23, 2006, Messrs. Turner and Humenesky were each granted 15,000 shares, 12,000 shares and 11,000 shares, respectively, of restricted stock that vest 33%, 33% and 34% on each anniversary of the grant date provided that the participant is employed at the vesting date. On April 11, 2009, the forfeiture restrictions lapsed on 4,950 shares with a market price of $0.85 as of that date. On April 13, 2009, the forfeiture restrictions lapsed on 3,960 shares with a market price of $0.86 as of that date. On June 23, 2009, the forfeiture restrictions lapsed on 3,740 shares with a market price of $1.86 as of that date. On April 11, 2008 and August 6, 2007, Ms. Leite was granted 15,000 shares and 6,000 shares, respectively, of restricted stock that vest 33%, 33% and 34% on each anniversary of the grant date provided that the participant is employed at the vesting date. On April 11, 2009 the forfeiture restrictions lapsed on 4,950 shares with a market price of $0.85 as of that date. On August 6, 2009, the forfeiture restrictions lapsed on 1,980 shares with a market price of $2.35 as of that date.

Pension Benefits Table for the Fiscal Year Ended February 27, 2010

Pier 1 Imports’ named executive officers other than Mr. Benkel and Ms. Leite participate in a plan which was adopted by Pier 1 Imports in 1995 and is known as the Supplemental Retirement Plan. The plan provides that upon death, disability, retirement, or termination of employment (including termination of employment in certain circumstances as a result of a change in control) for reasons other than cause (as defined in the plan) each participant will receive a life annuity based on an annual benefit which generally equals 60% of the participant’s highest three-year average of annual salary and bonus offset by Social Security retirement benefits. Messrs. Smith, Turner and Humenesky are each entitled to a lump-sum payment of the actuarial equivalent of their respective benefit. For the named executive officers that participate in the plan other than Mr. Smith, the annual life annuity amount cannot exceed $500,000. Mr. Smith’s benefit calculation is not subject to this limitation. For certain participants the plan also provides that in the event of disability or retirement, those participants and their dependents have the lifetime right to participate in comparable major medical and hospitalization insurance coverage as made available generally to Pier 1 Imports employees and their dependents. If the executive elects such coverage he or she must pay a portion of the total premium. In the event of termination of employment for reasons other than cause prior to retirement eligibility, the participant and his or her dependents have the right to participate in such comparable major medical and hospitalization insurance coverage during the 15 years immediately after the date the participant attains age 65. If the participant elects such coverage he or she must pay the total premium associated with the coverage. Termination of employment in certain circumstances following a change in control may constitute retirement under the plan.

The following table shows the present value of each named executive officer’s total accumulated benefit under Pier 1 Imports’ Supplemental Retirement Plan as of the fiscal year ended February 27, 2010.

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)

Alexander W. Smith	10.67	$3,965,313	(2)	$0

Charles H. Turner	18	$2,856,860		$0

Gregory S. Humenesky	6	$183,506		$0

(1)	With the exception of Mr. Smith, the number of years of credited service for plan purposes equals the years of credited vesting service as determined by Pier 1 Imports’ 401(k) plan for the participant, regardless of whether the participant is actually participating in the 401(k) plan. In all cases except Mr. Smith, the years of credited service shown equals the named executive officer’s years of employment with Pier 1 Imports. Pursuant to his initial employment agreement, Mr. Smith was entitled to participate in the Supplemental Retirement Plan so as to achieve the same level of benefit as his accrued benefit under the supplemental executive retirement plan of his former employer. Therefore, in fiscal 2008 Mr. Smith was credited with 10 years of plan participation upon enrollment in the plan and 6.67 years of credited service as of his employment date with Pier 1 Imports. The additional 6.67 years of credited service accounts for $2,260,773 of his total present value of accrued benefits of $3,965,313. As of the end of fiscal 2010, Mr. Smith has achieved four additional years of credited service based upon his employment date.

(2)	Includes the present value of medical insurance premiums payable on behalf of Mr. Smith in the event of early retirement.

Benefits under the plan for each participant are prorated for years of credited service with Pier 1 Imports of less than 20 years. In addition, each participant becomes vested in that benefit based on years of plan participation under the following schedule:

Years of Plan Participation	Vesting Percentage
Less than 1	0%
1 but less than 2	10%
2 but less than 3	20%
3 but less than 4	30%
4 but less than 5	40%
5 but less than 6	50%
6 but less than 7	60%
7 but less than 8	70%
8 but less than 9	80%
9 but less than 10	90%
10 or more	100%

Vesting is accelerated to 100% upon an early retirement, normal retirement, termination of employment in certain circumstances as a result of a change in control of Pier 1 Imports, or death or disability of the participant. Messrs. Smith and Turner each have more than 10 years of plan participation. Mr. Humenesky has 4 years of plan participation.

No named executive officer who participates in the plan qualifies for normal retirement under the plan, which requires a participant’s attainment of age 65. A participant qualifies for early retirement if the participant has at least 10 years of plan participation and retires at or after age 55 and before age 65. If a participant retires from Pier 1 Imports after age 55 but before age 65, the calculated benefit prior to adjustment for Social Security benefits is reduced by 5% for each year that retirement precedes age 65. Mr. Smith is eligible for early retirement.

Refer to note #7 to the Pier 1 Imports, Inc. consolidated financial statements in the 2010 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit for the plan shown in the Pension Benefits Table above.

Non-Qualified Deferred Compensation Table for the Fiscal Year Ended February 27, 2010

The following table shows the value as of the fiscal year ended February 27, 2010 of each named executive officer’s total benefit under the non-qualified deferred compensation plan of Pier 1 Imports in which the executive participates. Pier 1 Imports’ non-qualified deferred compensation plans are:

•

Pier 1 Imports Benefit Restoration Plan – The Pier 1 Imports Benefit Restoration Plan (“BRP”) was established by Pier 1 Imports in April 1990. The BRP permits select members of management and highly compensated employees of Pier 1 Imports to defer current compensation (generally W-2 earnings). Additionally, Pier 1 Imports recognizes the value of the past and present services of employees participating in the BRP by making matching contributions to employee deferrals plus paying interest earnings on the deferral and match amounts.

Effective December 31, 2004, the BRP was closed to further contributions by participants. The plan was renamed the BRP I and Pier 1 Imports offered after that date the BRP II plan described below. Only vested account balances remain in the BRP I along with the interest continuing to be earned on those amounts. The named executive officers did not have account balances in BRP I during fiscal 2010.

•

Pier 1 Imports Benefit Restoration Plan II – All unvested BRP I amounts were transferred to the Pier 1 Imports BRP II. The BRP II has the same purpose as the BRP I, but was adopted to separate the portion of the BRP that became subject to new deferred compensation taxation laws effective January 1, 2005 generally referred to as 409A.

BRP II participants may defer pre-tax amounts of up to 20% of their compensation (generally W-2 earnings). Participants’ contributions and the interest earned on those contributions are fully vested. No loans are permitted. Pier 1 Imports’ matching contribution is (i) 100% of the first one percent of the participant’s compensation deferral, and (ii) 50% of the next four percent of the participant’s compensation deferral. Matching contributions and the interest earned on those contributions are subject to the same vesting requirements as Pier 1 Imports’ 401(k) retirement plan regardless of whether the participant is actually participating in the 401(k) plan. The 401(k) vesting schedule is 20% per year of service (as defined in the plan) beginning with two years of service. Participants are fully vested in Pier 1 Imports’ matching contributions plus earnings after six years of service with Pier 1 Imports.

Each participant’s deferral amount plus the Pier 1 Imports match is credited at least quarterly with an amount of interest at an annual rate equal to a daily average Moody’s Corporate Bond Index plus 1%. Over the last three fiscal years, the annual interest rates have ranged from 7.03% to 7.47%. During fiscal 2010, the interest rates were 7.39% through December 31, 2009 and 7.47% January 1, 2010 through February 27, 2010. The BRP II allows for an in-service lump-sum distribution for an unforeseen emergency. Unless participants elect to have their account balance paid out to them in five annual installments, then upon separation from Pier 1 Imports their current balance is paid out to them in a lump-sum distribution, subject to delay as required by 409A.

Trusts have been established for the purpose of setting aside funds to be used to settle obligations under the benefit restoration plans. The trusts assets are consolidated in Pier 1 Imports’ financial statements and consist of interest yielding investments aggregating $6,000 at February 27, 2010. The trusts also own and are the beneficiaries of a number of insurance policies on the lives of current and past key executives. At February 27, 2010, the cash surrender value of these policies was $5,043,000. These investments are restricted and may only be used to satisfy BRP obligations. Any future contributions will be made at the discretion of the board of directors and may be made in the form of cash or other assets such as life insurance policies.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End(4) ($)
Alexander W. Smith	$12,115	$3,635	$30	$0	$15,780

Charles H. Turner	$531	$531	$5,493	$0	$78,249

Michael R. Benkel	$1,038	$692	$3	$0	$1,734

Gregory S. Humenesky	$0	$0	$3,992	$0	$56,116

Sharon M. Leite	$381	$381	$1	$0	$763

(1)	Reflects participation by Messrs. Smith, Turner, Benkel and Humenesky and Ms. Leite during fiscal 2010 in the Pier 1 Imports Benefit Restoration Plan II. Executive contribution amounts are included in each named executive officer’s salary amount in the Summary Compensation Table above.

(2)	Reflects Pier 1 Imports’ matching contribution credited to the account of each named executive officer. These amounts are also included as All Other Compensation in the Summary Compensation Table above.

(3)	Reflects interest earnings on compensation deferrals plus applicable matching contributions. The interest earnings shown are the total amount of interest payments accrued. See the footnotes to the Summary Compensation Table above for the above market earnings portion of these interest earnings in fiscal 2010.

(4)	Mr. Turner and Mr. Humenesky are fully vested in BRP II. Mr. Smith and Ms. Leite are 60% vested in BRP II matching contributions and interest earned on those contributions, and Mr. Benkel is 40% vested.

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements to which they are a party for various scenarios including a change in control or termination of employment, assuming the event occurred on February 27, 2010 and, where applicable, using the closing price of Pier 1 Imports’ common stock of $6.11 (the NYSE closing price on February 26, 2010). The table below does not include normal (versus early) retirement payout information because as of February 27, 2010 none of the named executive officers who participate in Pier 1 Imports’ Supplemental Retirement Plan were eligible for normal retirement. For additional information regarding the Supplemental Retirement Plan, please reference the Pension Benefits discussion above. Potential payments to our named executive officers upon termination of employment under Pier 1 Imports’ non-qualified deferred compensation arrangements are discussed in the Non-Qualified Deferred Compensation Table above.

This disclosure is based on the terms and provisions of the agreements, plans and arrangements as they existed at the end of Pier 1 Imports’ fiscal 2010, and Pier 1 Imports’ interpretation of those terms and provisions at that time. One or more of the plans identified may allow the administrative committee of such plan to amend the plan or award grant agreements pursuant to the plan, subject in particular situations to certain restrictions. In such an event, the disclosures shown below would vary depending on the amendment or restriction.

As noted above in the Compensation Discussion and Analysis, the Profit Goal for fiscal 2010 was met and each participant earned one-third of the long-term cash incentive award granted under the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (“2006 Plan”) during fiscal 2010. All awards earned under the long-term cash incentive award are payable at the end of fiscal 2012 provided the participant is employed on such date. Under the 2006 Plan, upon a corporate change (as defined in the plan) the plan’s administrative committee (“Committee”) may, in its discretion, pay participants an amount equal to the earned portion of the long-term incentive cash award. The table below does not include potential payments of the earned one-third of the long-term incentive cash awards because (a) it has not been the normal policy of the Committee to accelerate the payment of long-term incentive awards and (b) the earned amount is shown in the Summary Compensation Table for fiscal 2010.

As discussed in the Compensation Discussion and Analysis above, Mr. Smith’s initial employment agreement expired February 27, 2010. Mr. Smith’s initial employment agreement contains non-solicitation and non-competition terms binding Mr. Smith for one year following termination of employment. Additionally, stock option grants under the 1999 Plan and 2006 Plan (as described in the footnotes below) are subject to certain non-competition, non-solicitation and confidentiality agreements which, if violated by an optionee during employment, or within three years after termination of employment in the event of early retirement, will result in termination of the option grant.

Name	Voluntary Termination ($)		Early Retirement ($)		Voluntary Good Reason Termination ($)		Involuntary Without Cause Termination ($)		For Cause Termination ($)		Change in Control ($)		Death ($)		Disability ($)
Alexander W. Smith
Employment Agreement
Compensation/ Benefits	$0		N/A		$0		$0		$0		$0		$0		$262,500	(13)
Supplemental Retirement Plan(1)
Benefit Payment	$3,616,559		$3,616,559		$3,616,559		$3,616,559		$0		$5,975,602		$1,733,861		$10,134,907
Insurance Premiums	$348,754		$348,754		$348,754		$348,754		$0		$348,754		$0		$348,754
Restricted Stock Awards	$0	(2)	N/A	(3)	$2,291,250	(13)	$2,291,250	(13)	$0	(2)	$0	(5)	$0	(6)	$0	(6)
Stock Options	$0		N/A	(8)	$0	(13)	$0	(13)	$0		$0		$0		$0	(13)

Charles H. Turner
Supplemental Retirement Plan(1)
Benefit Payment	$2,856,860		N/A		$2,856,860		$2,856,860		$0		$6,413,806		$2,402,623		$3,194,171
Insurance Premiums	$0		N/A		$0		$0		$0		$490,364		$0		$490,364
Restricted Stock Awards	$0	(2)	N/A	(3)	$0	(2)	$86,334	(4)	$0	(2)	$86,334	(5)	$86,334	(6)	$86,334	(6)
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$0	(11)	$0	(12)	$0	(12)

Michael R. Benkel
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$42,075	(11)	$42,075	(12)	$42,075	(12)

Gregory S. Humenesky
Supplemental Retirement Plan(1)
Benefit payment	$183,506		N/A		$183,506		$183,506		$0		$721,461		$292,721		$1,807,041
Insurance Premiums	$0		N/A		$0		$0		$0		$330,860		$0		$330,860
Restricted Stock Awards	$0	(2)	N/A	(3)	$0	(2)	$86,334	(4)	$0	(2)	$86,334	(5)	$86,334	(6)	$86,334	(6)
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$0	(11)	$0	(12)	$0	(12)

Sharon M. Leite
Restricted Stock Awards	$0	(2)	N/A	(3)	$0	(2)	$73,870	(4)	$0	(2)	$73,870	(5)	$73,870	(6)	$73,870	(6)
Stock Options	$0	(7)	N/A	(8)	$0	(7)	$0	(9)	$0	(10)	$0	(11)	$0	(12)	$0	(12)

(1)	The amounts shown for voluntary termination, voluntary good reason termination, and involuntary without cause termination represent the present value of the lump-sum amount of the actuarial equivalent of the termination benefit for each participating named executive officer, other than Mr. Smith, under the supplemental retirement plan which is payable at age 65. For Mr. Smith, the amounts shown represent a lump-sum amount of the actuarial equivalent of his benefit under the plan given his eligibility for early retirement under the plan. The amount shown for change in control represents the present value of the lump-sum amount of the actuarial equivalent of the benefits for each participating named executive officer assuming the executive officer is involuntarily terminated other than for cause, or leaves the employment of Pier 1 Imports for good reason (as defined in the plan), within 24 months of a change in control (as defined in the plan) of Pier 1 Imports.

(2)	Generally, under grant agreements pursuant to the 2006 Plan termination of employment for any reason results in a forfeiture to Pier 1 Imports of all unvested restricted stock awards. However, as discussed in footnote 13 below, all shares of Mr. Smith’s restricted stock awards granted pursuant to his employment agreement as renewed and extended vest in the event of a voluntary good reason termination or an involuntary without cause termination. The amounts shown in the table assume that the acceleration of vesting discussed in footnote 4 or 5 below does not occur upon a voluntary termination of employment.

(3)	Under the 2006 Plan, the Committee may, in its discretion, notwithstanding the grant agreement, upon a participant’s retirement fully vest any and all Pier 1 Imports’ common stock awarded pursuant to a restricted stock award. Although the plan does not define retirement, for the purposes of this table, eligibility for early retirement assumes attainment of age 55 plus 15 years of service with Pier 1 Imports, and eligibility for normal retirement assumes age 65 regardless of years of service. These are the same parameters for early retirement and normal retirement used in Pier 1 Imports’ stock option grants. Messrs. Smith, Turner, Benkel and Humenesky and Ms. Leite are respectively ages 57, 53, 41, 58, and 47. Although Messrs. Smith and Humenesky have attained the age of 55, they do not have 15 years of service with Pier 1 Imports to be eligible for early retirement under the above assumption.

(4)	Under the 2006 Plan the Committee in its discretion may, notwithstanding the grant agreement, upon termination without cause, fully vest any and all Pier 1 Imports’ common stock awarded pursuant to a restricted stock award. The amount shown assumes the Committee fully vested any and all restricted stock grants under the 2006 Plan. Value shown is market price on February 26, 2010 of $6.11 per share times the number of shares.

(5)	Under the 2006 Plan the Committee may, in its discretion, upon a corporate change (as defined in the plan) fully vest any or all common stock awarded pursuant to a restricted stock award. Mr. Smith’s restricted stock award is governed by his employment agreement, as renewed and extended, and no assumption is made regarding Committee action fully vesting that award. Assuming the Committee fully vested the other named executive officers’ restricted stock grants under the 2006 Plan, then that amount is shown. Value shown is market price on February 26, 2010 of $6.11 per share times the number of shares.

(6)	Under the 2006 Plan the Committee may, in its discretion, upon death or disability fully vest a restricted stock award. Mr. Smith’s restricted stock award is governed by his employment agreement, as renewed and extended, and no assumption is made regarding Committee action fully vesting that award. Assuming the Committee fully vested the other named executive officers’ restricted stock grants under the 2006 Plan, then that amount is shown. Value shown is market price on February 26, 2010 of $6.11 per share times the number of shares.

(7)	Grants of stock options under the Pier 1 Imports, Inc. 1999 Stock Plan (“1999 Plan”) and the 2006 Plan each allows upon a termination with the consent of Pier 1 Imports for the optionee to have until the earlier of (a) the expiration of the option term, or (b) the 91st day after the date of termination to exercise any shares vested as of the date of termination.

(8)	Under the 1999 Plan and the award agreements pursuant to the 2006 Plan, eligibility for early retirement requires attainment of the age of 55 years, plus 15 years of service with Pier 1 Imports. Eligibility for normal retirement is attained at age 65 regardless of years of service. Under the 1999 Plan and the award agreements pursuant to the 2006 Plan the vesting of all options is accelerated upon retirement. Messrs. Turner, Benkel and Humenesky and Ms. Leite are respectively ages 53, 41, 58 and 47. Although Mr. Humenesky has attained the age of 55, he does not have 15 years of service with Pier 1 Imports to be eligible for early retirement. Mr. Smith does not have any stock options granted under either plan.

(9)	Upon termination of employment with the consent of Pier 1 Imports, optionees have until the earlier of (a) the expiration of the option term, or (b) the 91st day after the date of termination to exercise the shares vested as of termination.

(10)	Upon termination for cause, all options terminate at the termination of employment.

(11)	Upon a change in control event (as defined in the 1999 Plan), options granted under the 1999 Plan would automatically vest unless Pier 1 Imports’ board of directors determines otherwise prior to the change in control event. No named executive officer has stock options granted under the 1999 Plan with an intrinsic value. Under the 2006 Plan, upon a corporate change (as defined in the plan) the vesting of options may be accelerated, the options may be surrendered for a cash payment or adjusted at the discretion of the Committee or the Committee may determine to make no changes to the options. Assuming that upon a corporate change an acceleration of the vesting of the options granted under the 2006 Plan occurs, only Mr. Benkel had stock options with an intrinsic value. The dollar value shown is market price on February 26, 2010 of $6.11 less the exercise price times the number of options. The exercise term would be determined by the Committee.

(12)	Upon the death or disability of an optionee, the options granted under the 1999 Plan and the 2006 Plan become fully exercisable to the extent of all unexercised shares, and may be exercised by the optionee, or, in the case of death, by the optionee’s estate, until the earlier of (a) the expiration of the option term, or (b) the first anniversary date of such death or disability. Only Mr. Benkel had stock options with an intrinsic value. The dollar value shown is market price on February 26, 2010 of $6.11 less the exercise price times the number of options.

(13)	If Mr. Smith’s employment ended as of the end of fiscal 2010 due to a voluntary good reason termination or an involuntary without cause termination, then pursuant to his initial employment agreement all shares of Option 2 would vest. Those options, however, had no intrinsic value as of the end of fiscal 2010 given Pier 1 Imports’ stock price of $6.11 and the $6.69 exercise price of the option. In the event of Mr. Smith’s disability which results in termination of employment, then pursuant to his initial employment agreement Mr. Smith would be entitled to receive 13 weeks of compensation and benefits, and the vesting of all or any portion of Option 2 which occurs in such 13-week period. After the 13-week period Mr. Smith would participate in any Pier 1 Imports short-term or long-term disability plans to which he is eligible. A change in control of Pier 1 Imports is specifically excluded as grounds by either Pier 1 Imports or Mr. Smith to terminate the initial employment agreement and a change in control of Pier 1 Imports does not constitute “good reason” under that agreement. Additionally, if Mr. Smith’s employment ended as of the end of fiscal 2010 due to a voluntary good reason termination or an involuntary without cause termination, then pursuant to his employment agreement as renewed and extended the 375,000 time-based restricted stock granted to Mr. Smith on December 18, 2009 would vest.

OTHER BUSINESS

Pier 1 Imports does not plan to act on any matters at the meeting other than those described in this proxy statement. If any other business should properly come before the meeting, the persons named in the proxy will vote as described above under the question “Could other matters be decided at the annual meeting?”.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

To be included in the proxy statement relating to the 2011 annual meeting of shareholders, shareholder proposals made pursuant to SEC Rule 14a-8 must be received by Pier 1 Imports’ corporate secretary no later than 5:00 p.m., local time, January 17, 2011.

In order to bring a matter before the 2011 annual meeting of shareholders that is not contained in the proxy statement, a shareholder must comply with the shareholder criteria, advance notice, shareholder information and other provisions of Pier 1 Imports’ bylaws governing shareholders bringing matters before the annual meeting. Pier 1 Imports’ bylaws require that it receive written notice of the matter in proper form with the requisite materials and information no earlier than March 1, 2011, and no later than March 31, 2011. You may contact Pier 1 Imports’ corporate secretary to find out what specific information regarding the matter must be included with the advance notice.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by voting on the Internet or by telephone, or, should you request one, by completing and returning a proxy card or voting instruction form.

Michael A. Carter

Senior Vice President and General Counsel,

Secretary

May 17, 2010

Appendix A

THIRD AMENDMENT TO PIER 1 IMPORTS, INC. STOCK PURCHASE PLAN

WHEREAS, the Pier 1 Imports, Inc. Stock Purchase Plan (the “Plan”) was established in 1980 and was most recently amended and restated on June 20, 2008;

WHEREAS, on January 22, 2009, the Board of Directors of the Company, upon recommendation of the Administrative Committee, approved a resolution (i) to suspend Participant compensation deductions, Company matching contributions and enrollment of new Participants under the Plan and (ii) to suspend purchases of shares of Common Stock under the Plan, each to occur after the last event in which Participant compensation deductions plus Company matching contributions could be used to purchase shares of Common Stock within the authorized aggregate amount for issuance under the Plan of 2,541,025 shares of Common Stock;

WHEREAS, the Plan was amended by an Amendment to Pier 1 Imports, Inc. Stock Purchase Plan, which established the effective date of such suspension as March 28, 2009 (the “2009 Suspension Date”); and

WHEREAS, the Plan was amended by a Second Amendment to Pier 1 Imports, Inc. Stock Purchase Plan effective as of July 14, 2009;

NOW THEREFORE:

A.           The suspension period which began on the 2009 Suspension Date will end as soon as administratively practicable after this Third Amendment to the Plan is approved by the shareholders of Pier 1 Imports, Inc. at their annual meeting on June 29, 2010. Should this Third Amendment not be approved at that meeting, then the suspension period will continue and this Third Amendment will have no force and effect. During the suspension period, all other aspects of the Plan will continue in full force and effect.

B.            The first sentence of Article VII of the Plan is replaced with the following:

“Unless previously terminated by the Board of Directors, the Plan will automatically terminate on the earlier of (i) June 29, 2015, or (ii) when an aggregate of 3,500,000 shares of Common Stock, plus 881,923 authorized shares of Common Stock which remained available for issuance under the Plan on the 2009 Suspension Date, have been issued after June 29, 2010.”

C.           All terms used in this Third Amendment, unless specifically defined herein, have the same meanings attributed to them in the Plan. As amended hereby, the Plan is specifically ratified and reaffirmed.

Signed effective as of June 29, 2010.

Pier 1 Imports, Inc., a Delaware corporation

By:
Gregory S. Humenesky
Executive Vice President

A-1

Driving Directions

for the

Pier 1 Imports, Inc.

Annual Meeting of Shareholders

at

Pier 1 Imports, Inc.’s Corporate Headquarters

at

10:00 a.m., local time

on

June 29, 2010

Reminder: You must present your admission documents as described above under the question “Do I need an admission ticket to attend the annual meeting?” at the admissions table in order to attend the Pier 1 Imports, Inc. Annual Meeting of Shareholders. Doors will open at 9:00 a.m., local time.

Below are directions to Pier 1 Imports’ corporate headquarters located at 100 Pier 1 Place / 100 Energy Way, Fort Worth, Texas from various locations in the surrounding area.

From DFW Airport:

•	Take the south exit from the airport.
•	After passing through the tollgate, take Hwy. 183 west to Fort Worth. (Follow signs to Fort Worth.)
•	Hwy. 183 will merge with Hwy. 121.
•	Stay on Hwy. 121 to downtown Fort Worth.
•	Take the Belknap exit.
•	Belknap will split into Summit Ave. (left) and Forest Park Blvd. (right). Merge LEFT onto Summit Ave.
•	Go through the light and take an immediate RIGHT into Pier 1 Imports. Follow directions for parking.

From Downtown Dallas:

•	Take I-30 west from I-35E intersection.
•	After approximately 30 miles, take the Summit Ave. exit.
•	Turn RIGHT on Summit Ave. Continue for approximately 1/2 mile.
•	Turn LEFT on 5th Street.
•	Turn RIGHT into Pier 1 Imports. Follow directions for parking.

From North Dallas:

•	Take I-635 (LBJ Freeway) west to Hwy. 121.
•	Go south on Hwy. 121.
•	Follow signs to downtown Fort Worth.
•	Take the Belknap exit.
•	Belknap will split into Summit Ave. (left) and Forest Park Blvd. (right). Merge LEFT onto Summit Ave.
•	Go through the light and take an immediate RIGHT into Pier 1 Imports. Follow directions for parking.

From West Fort Worth:

•	Take I-30 East.
•	Take the Forest Park Blvd. exit and turn LEFT at the light.
•	Forest Park Blvd. turns into N. Forest Park Blvd.
•	Turn RIGHT on W. 5th Street.
•	Continue on W. 5th Street for approx 1/5 mile. Turn LEFT into Pier 1 Imports. Follow directions for parking.

Parking will be available on a first-come, first-served basis.

If you have any further questions about attending the meeting, please call our Investor Relations Department at (817) 252-7835 or toll-free at (888) 807-4371.

PIER 1 IMPORTS, INC.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Pier 1 imports®

INTERNET http://www.proxyvoting.com/pir

Use the Internet to vote your shares. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your shares. Have your proxy card in hand when you call.

If you vote your shares by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

74116 Fulfillment 74482

FOLD AND DETACH HERE

The board of directors recommends a vote “FOR” the election of each of the nominees in Proposal No. 1 as a director and “FOR” Proposal Nos. 2 and 3, and “AGAINST” Proposal No. 4.

Please mark your votes as indicated in this example X

Proposal No. 1 – Election of Directors.

FOR AGAINST ABSTAIN

1.1 John H. Burgoyne

1.2 Michael R. Ferrari

1.3 Terry E. London

FOR AGAINST ABSTAIN

1.4 Alexander W. Smith

1.5 Cece Smith

FOR AGAINST ABSTAIN

Proposal No. 2 – The approval of an amendment of the Pier 1 Imports, Inc. Stock Purchase Plan to authorize an additional 3,500,000 shares of Pier 1 Imports’ common stock to the plan and to extend the term of the plan for five years.

Proposal No. 3 – The ratification of the audit committee’s approval to engage Ernst & Young LLP as Pier 1 Imports’ independent registered public accounting firm for fiscal 2011.

The board of directors recommends a vote “AGAINST” Proposal No. 4.

Proposal No. 4 – A shareholder proposal, if properly presented at the meeting, regarding linking incentive payments to the performance of other companies.

NOTE: In their discretion, the proxies are authorized to vote, as described in the proxy statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

ADMISSION TICKET

Pier 1 Imports, Inc.

Annual Meeting of Shareholders

Tuesday, June 29, 2010 – 10:00 a.m. local time

Pier 1 Imports Corporate Headquarters

Mezzanine Level, Conference Center Room C 100 Pier 1 Place Fort Worth, Texas 76102

If you plan to attend the meeting in person, please bring this ADMISSION TICKET with you to the meeting. Directions to Pier 1 Imports’ corporate headquarters are located on the last page of the proxy statement.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Shareholders Meeting to be held on June 29, 2010. You can view the Annual Report, Form 10-K and Proxy Statement on the Internet at: https://materials.proxyvote.com/720279

FOLD AND DETACH HERE

PIER 1 IMPORTS, INC.

100 Pier 1 Place, Fort Worth, Texas 76102 PROXY

The board of directors solicits this proxy for use at the Annual Meeting of Shareholders, June 29, 2010.

The shareholder whose signature appears on the reverse side of this proxy card hereby appoints MICHAEL R. FERRARI, BRUCE A. CHEATHAM and MICHAEL A. CARTER, and any of them, proxy or proxies with full power of substitution and revocation as to each of them, to represent and to vote as set forth on this proxy card or as directed by telephone or Internet all the shares of the common stock of Pier 1 Imports, Inc. held of record by the shareholder on April 30, 2010, at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on June 29, 2010 at Pier 1 Imports’ corporate headquarters, Mezzanine Level, Conference Center Room C, 100 Pier 1 Place, Fort Worth, Texas 76102, or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of each of the nominees in Proposal No. 1 as a director, “FOR” Proposal No. 2 and “FOR” Proposal No. 3, and “AGAINST” Proposal No. 4, and in their discretion, the proxies are authorized to vote, as described in the proxy statement, upon any other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the board of directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or the Internet.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

74116 Fulfillment 74482